UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

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☐	Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

April 22, 2015

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 4, 2015 at 10:00 a.m., Eastern Daylight Time, at The Waldorf Astoria New York Hotel, 301 Park Avenue, New York, New York 10022. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 23, 2015, we expect to mail to our stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 and vote online. The Notice contains instructions on how you can receive a paper copy of the Proxy Statement, proxy card and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey

Chairman and Chief Executive Officer

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

NOTICE OF

2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 4, 2015, at 10:00 a.m., Eastern Daylight Time, at The Waldorf Astoria New York Hotel, 301 Park Avenue, New York, New York 10022.

At the Annual Meeting we will:

1.   vote to elect the 10 nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2016 Annual Meeting of Stockholders;

2.   vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.   hold an advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached Proxy Statement; and

4.   transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 7, 2015. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 7, 2015. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Scott Pintoff

General Counsel and Corporate Secretary

New York, New York

April 22, 2015

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York 10171

PROXY STATEMENT for the

2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2015

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess”, the “Company”, “we” or “our”), to be used at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, June 4, 2015, at 10:00 a.m., Eastern Daylight Time, at The Waldorf Astoria New York Hotel, 301 Park Avenue, New York, New York 10022.

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 23, 2015. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 4, 2015 meeting.

Holders of record of our Common Stock, par value $0.003 per share (“Common Stock”), at the close of business on April 7, 2015 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 36,877,841 shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy ( i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than Proposals 1, 2 or 3 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 23, 2015, we expect to mail beneficial owners of our Common Stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report, on the website referred to in the Notice.

Internet distribution of our proxy materials is designed to provide our stockholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on June 4, 2015

Our Proxy Statement and 2014 Annual Report to Stockholders are available at

https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 36,877,841 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the Notice before your proxy will be accepted. In addition to the instructions that appear on the Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 3, 2015 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, you may submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder: You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 7, 2015, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank: You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 7, 2015. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, (2) subsequently sending another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. A “broker non-vote” occurs when a beneficial owner has not provided voting instructions and the broker holding shares for the beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors. Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors (Proposal 1), you may either vote “FOR,” “AGAINST” or “ABSTAIN” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Other Items. For the ratification of our independent registered public accounting firm (Proposal 2) and the adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s named executive officers (Proposal 3), the proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy. Abstentions will be counted for purposes of determining the number of votes cast on these proposals and will have the same effect as negative votes. Broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We do not know of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2016 Annual Meeting of Stockholders, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2016 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2014, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 11 directors, 10 of whom are not our employees. Each of the nominees for director was elected by the Company’s stockholders on June 5, 2014. The directors will be elected for a term that begins at the Annual Meeting and ends at the 2016 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Lesley Daniels Webster, who has been a director since July 2013, has chosen not to stand for reelection. Ms. Daniels Webster’s departure from the Board will be effective as of the date of the Annual Meeting. In connection with the departure of Ms. Daniels Webster, the Board has reduced the number of directors constituting the full Board from eleven to ten, effective as of the date of the Annual Meeting.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring at the 2016 Annual Meeting of Stockholders, unless you specifically indicate on the proxy card that you are casting a vote against one or more of the nominees or abstaining from such vote.

A majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving a majority of votes for their election. In the election of directors, stockholders will be given the choice to cast votes for or against the election of directors or to abstain from such vote. The number of shares voted for a director must exceed the number of votes cast against that director. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Richard M. McVey

Steven L. Begleiter

Stephen P. Casper

Jane Chwick

William F. Cruger

David G. Gomach

Carlos M. Hernandez

Ronald M. Hersch

John Steinhardt

James J. Sullivan

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to continue to serve on the Board if he or she is elected at the Annual Meeting. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company; or

•	significant accomplishment in another field of endeavor related to the strategic running of our business; and

•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the Annual Meeting and ending at the 2016 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (55) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed-Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. Mr. McVey serves on the Board of Directors of Miami University Foundation. He previously served on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey’s role as one of our founders and his service as our Chief Executive Officer for over a decade give him deep knowledge and understanding of all aspects of the business and operations of MarketAxess. Mr. McVey’s extensive experience in the financial services industry, including significant leadership roles at JPMorgan, has provided comprehensive knowledge of the financial markets that we serve and the institutions and dealers that are our clients.

Steven L. Begleiter Director since April 2012

Steven L. Begleiter (53) has been a Senior Principal at Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter currently serves on the board of directors of WisdomTree Investments, Inc. and on the board of directors of certain portfolio companies of Flexpoint Ford, LLC. Mr. Begleiter received a B.A. in Economics from Haverford College.

Mr. Begleiter brings many years of leadership experience in the financial services and private equity industries to the Board. Mr. Begleiter also has extensive industry knowledge and perspectives on mergers and acquisitions and capital formation.

Stephen P. Casper Director since April 2004	Stephen P. Casper (65) is retired. Mr. Casper was the President of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., from April 2010 to August 2012. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed-income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper has been a member of the Board of Directors of the KLS Diversified Fund, the KS Rates Fund and the KLS Credit Opportunities Fund, all of which are fixed income hedge funds, since July 2012. Mr. Casper is a member of the Board of Directors of GMO LLC, a global investment management firm providing clients with asset management solutions and services, since May 2014. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, from which he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

Mr. Casper’s experience in the fixed-income markets and financial services industry and his experience in financial reporting and accounting roles bring extensive public accounting, financial reporting, risk management and leadership skills to the Board.

Jane Chwick Director since October 2013	Jane Chwick (52) has been Co-CEO of Trewtec, Inc., a technology advisory firm designed to help board members and CEOs evaluate the technology function in their companies, since September 2014. Prior to this role, she was a Partner and Co-Chief Operating Officer of the Technology Division of Goldman Sachs Group, Inc. where she was responsible for financial and business planning, technical strategy and ongoing management of an 8,000-person organization until her retirement in April 2013. During her 30 year career at Goldman Sachs, Ms. Chwick held a number of senior positions, including Global Head of Technology of the Securities Division and Global Head of Derivatives Technology. During her tenure, she drove the design, build and integration of technology across all of Goldman Sachs’ derivatives businesses, including fixed income, commodities, currencies and equities. Ms. Chwick is a member of the Board of Directors of Voya Financial, Inc. and also serves as a board member of the Queens College Foundation and of Girls Who Code. Ms. Chwick received a B.A. in Mathematics from Queens College and an M.B.A. from St. Johns University with a concentration in MIS and Quantitative Analysis.

Ms. Chwick’s extensive technology leadership experience gained in a global financial services firm, combined with her depth of market knowledge and industry insight, bring valuable skills and strategic perspective to the Board.

William F. Cruger Director since November 2013

William F. Cruger (56) was most recently Vice Chairman of Investment Banking at JP Morgan and Co. where he was responsible for key client relationships on a global basis until his retirement in August 2013. Previously, Mr. Cruger held a number of senior positions at JP Morgan, including Managing Director in the Financial Institutions group from 1996 to 2011. During this time, he oversaw the rationalization of the firm’s private equity investments in trading platforms and related ventures at LabMorgan from 2000 to 2001. Prior to this, Mr. Cruger ran the firm’s investment banking practices in Japan from 1991 to 1996, Latin America from 1989 to 1991 and Emerging Asia from 1984 to 1988. He currently serves as a board member of People’s United Financial, Inc. and Virtu Financial, Inc., and has previously served on the boards of Archipelago, Credittrade and Capital IQ. Mr. Cruger received a B.A. from Clark University and an M.B.A. from Columbia University.

Mr. Cruger’s diverse experience in investment banking at a global financial services firm, his extensive knowledge of financial institutions and financial markets, his leadership roles as a director of other financial services firms, and his international business experience bring critical skills and strategic insight to the Board.

David G. Gomach Director since February 2005	David G. Gomach (56) is retired. Mr. Gomach was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007, having joined as Executive Vice President — Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (“CME”) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until

1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. From April 2011 to October 2012, Mr. Gomach served as a director and member of the audit committee for Eladian Partners, a privately held multi-asset class trading company. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University.

Mr. Gomach brings to the Board leadership experience from his prior roles and deep knowledge of public accounting, financial reporting and risk management matters facing public companies in the financial services industry, including internal controls and Sarbanes-Oxley compliance.

Carlos M. Hernandez Director since February 2006	Carlos M. Hernandez (53) is Co-Head of Global Banking at JPMorgan, serves on the JPMorgan Chase Executive Committee and is a member of the Corporate & Investment Bank’s leadership team. Prior to this position, Mr. Hernandez was Global Head of Investor Services and led JPMorgan’s Global Equities and Prime Services business. He previously managed the Origination and Distribution business for the Americas, Institutional Equities for the Americas and Global Equity Capital Markets at JPMorgan. Before joining the Equities division, Mr. Hernandez was head of Investment Banking, Latin America. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Mr. Hernandez currently serves on the boards of The Brunswick School in Connecticut and John Hopkins School of Sciences in Maryland. In 2005, he served on the board of the Securities Industries Association. Mr. Hernandez has a B.S. in Business from the State University of New York and an M.B.A. from Columbia University.

Mr. Hernandez has a broad range of leadership experience and a deep understanding of the global financial markets and financial services and securities industries, including the particular needs of an international corporation. Mr. Hernandez also has a unique understanding of and experience with our broker-dealer clients and their needs, particularly in the context of recent regulatory reform.

Ronald M. Hersch Director since July 2000	Ronald M. Hersch (67) was a Senior Managing Director at Bear Stearns and Co. Inc. from June 1992 until his retirement in April 2007. Mr. Hersch was responsible for directing the firm’s futures business, as well as coordinating eCommerce activities and initiatives within the Fixed-Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association. He has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.

Mr. Hersch’s experience with regulatory and policy issues gives him valuable insight into strategies for negotiating the regulatory matters affecting the financial services industry generally and the Company in particular. Mr. Hersch also brings significant leadership experience to the Board and a deep understanding of the fixed-income and derivatives markets.

John Steinhardt Director since April 2000	John Steinhardt (61) is a founder, and has been a Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A from Columbia University.

Mr. Steinhardt brings substantial leadership experience at a number of financial institutions and extensive experience in the financial markets that we serve. Mr. Steinhardt also has a deep knowledge and understanding of the requirements of operating in a highly regulated industry.

James J. Sullivan Director since March 2012	James J. Sullivan (55) is Senior Managing Director and Head of Fixed Income at Prudential Investment Management, a global investment management firm, a position he has held since 1999. Mr. Sullivan is responsible for all investment management, operations, and business development efforts for Prudential Fixed Income. He joined Prudential in 1981 and has extensive experience in managing fixed income bond portfolios for insurance, pension and mutual fund clients. He is Chairman of Prudential Trust Company and President of the Board of Good Shepherd Services in New York, a charitable organization dealing with the most “at risk” youth in New York City. Mr. Sullivan received both a B.A. and an M.B.A. from Iona College.

Mr. Sullivan brings extensive buy-side experience in the financial services industry, specifically in the fixed-income markets that we serve, and a deep knowledge and understanding of the issues faced by the institutional investors who operate in those markets.

Director Not Standing for Re Election

Ms. Daniels Webster will remain a director of the Company until the Annual Meeting, but will not stand for reelection.

Lesley Daniels Webster Director since July 2013

Lesley Daniels Webster (63) has been the founder and President of Daniels Webster Capital Advisors, which provides expertise in enterprise risk management, since 2005. From 2000 until 2005, Ms. Daniels Webster was Executive Vice President, Market Risk & Fiduciary Risk Management at J.P. Morgan Chase & Co. Prior to that, she was Global Head of Market Risk Management at Chase Manhattan/Chemical Bank from 1994 to 2000; and Managing Director, Head of Proprietary & Arbitrage Trading Desk, Global Head of US Dollar Derivatives at UBS Securities from 1990 to 1994. Ms. Daniels Webster also serves as a board member of Manulife Financial. Ms. Daniels Webster received a B.A. in Economics from the University of Illinois and an M.S. and Ph.D. in Economics from Stanford University.

Ms. Daniels Webster brings her pioneering experience in enterprise and fiduciary risk management and extensive financial services industry knowledge to the Board. She has significant executive and operational experience with multiple international financial institutions, designing and implementing capital allocation structures and corporate governance systems, as well as leading complex credit evaluations.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that each of our current directors, other than Mr. McVey, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these non-employee directors has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors. The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee and the Compensation Committee each satisfy standards established by the SEC and the NASDAQ listing rules providing that to qualify as “independent” for purposes of membership on the Audit Committee or the Compensation Committee, members of such committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2012 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the relationship of certain of our directors who are or, for a portion of the past three years, were senior employees of broker-dealer and institutional investor clients. In addition, the Board considered that Mr. Hernandez is the Co-Head of Global Banking at JPMorgan Chase & Co. (“JPMorgan”), which accounted for 5.3% of the Company’s consolidated gross revenue for 2014, and is the administrative agent and sole lender under our credit agreement, provides cash management services to the Company and may, from time to time, operate our share repurchase program.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may also engage outside search firms to assist in identifying or evaluating potential nominees.

Board leadership structure

Our Chief Executive Officer (“CEO”) also serves as the Chairman of the Board (the “Chairman”), and we have a Lead Independent Director who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman.

Mr. Casper currently serves as the Lead Independent Director. The full Board, by majority vote, elects the Lead Independent Director.

The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are comprised entirely of, and are chaired by, independent directors. Second, independent oversight of our CEO’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our CEO’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Mr. Gomach (Chair), Ms. Chwick, Mr. Cruger and Mr. Sullivan. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Gomach, Mr. Cruger and Mr. Sullivan are Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. For information regarding the experience and qualifications of our Audit Committee financial experts, see the information in this Proxy Statement under the section heading Proposal 1 — Election of Directors — Director information.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and equity incentive plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Begleiter and Hersch. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or individuals as it deems appropriate.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Hersch (Chair), Casper and Cruger. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with NASDAQ listing standards.

The Risk Committee assists the Board with its oversight of the Company’s risk management activities, with particular responsibility for overseeing designated areas of risk that are not the primary responsibility of another committee of the Board or retained for the Board’s direct oversight. Items delegated to the Risk Committee by the Board include technology risk, credit risk and regulatory risk. The Risk Committee currently consists of Ms. Chwick (Chair), Mr. Casper and Mr. Hersch.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair), Hernandez and Sullivan.

Meetings and attendance

During the year ended December 31, 2014, the full Board held six meetings; the Audit Committee held six meetings; the Compensation Committee held seven meetings; the Nominating and Corporate Governance Committee held five meetings; the Risk Committee held two meetings; and the Investment Committee held three meetings. The non-management directors met in executive session without management directors or employees at each of the meetings of the Board during 2014. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the annual meeting of stockholders. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Mr. McVey, Mr. Begleiter, Ms. Chwick, Mr. Cruger, Mr. Gomach, Mr. Hersch, Mr. Steinhardt, Mr. Sullivan and Ms. Daniels Webster attended our 2014 annual meeting of stockholders.

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Audit Committee and the full Board. Furthermore, the Risk and Audit Committees report on the matters discussed at the committee level to the full Board. The Risk and Audit Committees and the full Board focus on the material risks facing the Company, including strategic, operational, market, technology, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate

Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Risk and Audit Committees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

The Company’s management-level Risk Committee assists management’s efforts to assess and manage risk. This Risk Committee is chaired by the Company’s Head of Risk and is comprised of department heads and other managers. This Risk Committee assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. This Risk Committee regularly prepares updates and reports for the Board Risk Committee and the Board of Directors.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the CEO and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the CEO and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the CEO and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance – Overview section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee, Investment Committee and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 299 Park Avenue, 10th Floor, New York, New York 10171. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 299 Park Avenue, 10th Floor, New York, New York 10171, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Corporate Governance — Overview, by clicking the Confidential Ethics Web Form link.

Director compensation

Our Board of Directors recommends, reviews and oversees the compensation, including equity awards, for our non-employee directors. All directors, other than Mr. McVey, are regarded as non-employee directors. Mr. McVey receives no additional compensation for his service as a director. In 2014, we increased the annual cash retainer payable to each non-employee director from $55,000 to $60,000. In addition, in July 2014, we granted 1,604 shares of restricted stock to each non-employee director. One-half of the award vested on November 30, 2014 and the balance is scheduled to vest on May 31, 2015. The number of shares of restricted stock granted was determined on the date of grant by dividing the equity grant value of $90,000 by $56.12, the average of the closing price of our Common Stock for the ten trading days up to and including the grant date (“Share Calculation”). We expect to continue to compensate our non-employee directors with a combination of cash and equity awards. All equity awards to non-employee directors are made under the Company’s 2012 Incentive Plan.

The Company and the Board of Directors believe that equity-based awards are an important factor in aligning the long-term financial interest of the non-employee directors and stockholders. As such, the Board of Directors adopted stock ownership guidelines for the non-employee directors. A subsection of the ownership guidelines, the holding requirements, were most recently revised in April 2015 and require that non-employee directors hold not less than a number of shares of Common Stock equal in value to three times the annual base cash retainer payable to a director, or $180,000, calculated using a price of $86.20 per share, which was the average of the closing price of our Common Stock for the ten trading days up to and including the date the general ownership guidelines were last revised. The designated level of ownership generally must be achieved within five years after the director has become a Board member and must be maintained throughout the non-employee director’s service with the Company. All shares of Common Stock beneficially owned by the director, including shares purchased and held personally, vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement, count toward the minimum ownership requirement; vested and unvested stock options are excluded. Additionally, non-employee directors must hold all shares granted for service for a minimum of five years from the date of grant, and a non-employee director cannot dispose of more than 50% of the total number of shares granted for service until after such director’s retirement from the Board. Directors are also required, for a period of six months following his or her departure from the Board, to comply with the provisions of the Company’s Insider Trading Policy that, among other things, prohibit trading in the Company’s securities during specified blackout periods. All of our non-employee directors have either achieved the designated level of ownership or are in the five year period following their appointment or election to the Board during which they are expected to achieve compliance.

In addition to the Board retainer and equity awards, the Lead Independent Director (“Lead Director”) receives a supplemental annual retainer of $40,000. In 2014, the Company gave the Lead Director the choice to have the supplemental retainer paid all in cash or half in cash and half awarded as restricted stock. The Lead Director chose for half (or $20,000) to be awarded in the form of restricted stock, which equated to 356 shares based on the average of the closing price of our Common Stock for the ten trading days up to and including the date of grant. One-half of the award vested on November 30, 2014 and the balance is scheduled to vest on May 31, 2015. The chairs of the Audit, Compensation and Investment Committees receive a supplemental annual retainer of $15,000, $10,000, and $5,000, respectively. The chairs of the Nominating and Corporate Governance and Risk Committees receive a supplemental annual retainer of $7,500. In addition, each non-employee director receives $1,500 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation, Nominating and Corporate Governance, Investment and Risk Committees that the director attends.

The Compensation Committee has retained the services of Grahall LLC (“Grahall”) as its independent compensation consultant. Grahall reports directly to the Compensation Committee in its role and has conducted an annual review of director compensation levels and a bi-annual review of director pay structure and practices, and in each event, shares the results of those reviews with the Compensation Committee. The Compensation Committee then submits any proposed changes in pay level or program structure to the full Board for its consideration, and if appropriate, approval.

Director compensation for fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Steven L. Begleiter	69,250	88,813	517	158,580
Stephen P. Casper	98,250	108,525	636	207,411
Jane Chwick	65,984	88,813	572	155,369
William F. Cruger	69,066	88,813	568	158,447
David G. Gomach	91,250	88,813	517	180,580
Carlos M. Hernandez	68,250	88,813	517	157,580
Ronald M. Hersch	79,750	88,813	517	169,080
John Steinhardt	82,750	88,813	517	172,080
James J. Sullivan	77,250	88,813	389	166,452
Lesley Daniels Webster	68,125	88,813	389	157,327

(1)	The amounts represent the aggregate grant date fair value of stock awards granted by the Company in 2014, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015.

(2)	The table below sets forth information regarding the aggregate number of stock awards and the aggregate number of option awards outstanding at the end of fiscal year 2014 for each non-employee director: All options are vested.

	Aggregate Number of Stock Awards Outstanding at Fiscal Year End (#)	Aggregate Number of Option Awards Outstanding at Fiscal Year End (#)
Steven L. Begleiter	802	0
Stephen P. Casper	980	19,912
Jane Chwick	802	0
William F. Cruger	802	0
David G. Gomach	802	14,912
Carlos M. Hernandez	802	3,187
Ronald M. Hersch	802	19,912
John Steinhardt	802	19,912
James J. Sullivan	802	0
Lesley Daniels Webster	802	0

(3)	Represents dividends paid during fiscal year 2014 upon the vesting of restricted stock.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

In 2011, the Company, in the ordinary course of its business, entered into a bulk data agreement with PwC for the purpose of supporting valuation conclusions reached by PwC in the normal course of PwC’s audit and other work for its clients. Pursuant to the agreement, the Company provides bond pricing data to PwC on terms consistent with the terms of similar data sales agreements entered into by the Company. The aggregate annual revenue to the Company from the services is $200,000. On an annual basis, the Audit Committee evaluates the effect of such agreement on the independence of PwC and has concurred with the opinion of the Company and PwC that the arrangement constitutes an “arm’s-length” transaction that would not affect PwC’s independence.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2014 and 2013 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the CEO and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to, and including, a limit of $10,000 per service and an annual aggregate limit of $20,000 for all such services.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; and (ii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2014 and 2013.

Fee Category	2014	2013
Audit Fees(1)	$1,449,775	$1,541,721
Audit Related Fees	11,696	—
All Other Fees	21,927	3,593

Total	$1,483,398	$1,545,314

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Mr. Gomach (Chair), Ms. Chwick, Mr. Cruger and Mr. Sullivan. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that Mr. Gomach, Mr. Cruger and Mr. Sullivan satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that Mr. Gomach, Mr. Cruger and Mr. Sullivan are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance — Overview section of the Company’s website.

During fiscal year 2014, the Audit Committee met six times, including five regular meetings. The Company’s senior financial management and independent registered public accounting firm were in attendance at such regular meetings. Following each of its regular meetings during 2014, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2014 which are included in the Company’s 2014 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU 380 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with us concerning independence, and have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the

Board of Directors:

David G. Gomach — Chair

Jane Chwick

William F. Cruger

James J. Sullivan

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (“Dodd-Frank”)), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.

As described in detail in the Compensation Discussion and Analysis below, the Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align and reward Company and individual performance and decision-making with stockholder value creation and prudent risk management;

•	drive long-term growth objectives, thereby creating long-term value for our stockholders; and

•

provide rewards that are cost-efficient, equitable to our named executive officers and stockholders, and competitive with organizations that compete for executives with similar skill sets, thereby encouraging high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its current high-performing team of seasoned executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 7, 2015 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 7, 2015 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 36,877,841 shares of Common Stock outstanding at the close of business on April 7, 2015. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171.

	Number of Shares Beneficially Owned	Percentage of Stock Owned
5% Stockholders
Wells Fargo & Company(1)	3,526,353	9.56%
BlackRock, Inc.(2)	3,370,853	9.14%
The Vanguard Group(3)	2,414,420	6.55%
Kornitzer Capital Management, Inc.(4)	1,883,476	5.11%
Named Executive Officers and Directors
Richard M. McVey(5)	1,368,225	3.65%
Steven Begleiter(6)	5,784	*
Stephen P. Casper(7)	59,241	*
Jane Chwick(8)	2,591	*
William F. Cruger(9)	2,578	*
David G. Gomach(10)	49,392	*
Carlos M. Hernandez(11)	20,942	*
Ronald M. Hersch(12)	46,047	*
John Steinhardt(13)	39,328	*
James Sullivan(6)	5,784	*
Lesley Daniels Webster(14)	3,231	*
Antonio L. DeLise(15)	57,172	*
Nicholas Themelis(16)	76,204	*
All Executive Officers and Directors as a Group (13 persons)(17)	1,736,519	4.62%

*	Less than 1%.

(1)	Information regarding the number of shares beneficially owned by Wells Fargo & Company was obtained from a Schedule 13G filed by Wells Fargo & Company with the SEC. The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(2)	Information regarding the number of shares beneficially owned by BlackRock, Inc. was obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(3)	Information regarding the number of shares beneficially owned by The Vanguard Group was obtained from a Schedule 13G filed by The Vanguard Group with the SEC. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Information regarding the number of shares beneficially owned by Kornitzer Capital Management, Inc. was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC. The principal business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(5)	Consists of (i) 771,379 shares of Common Stock owned individually; (ii) 27,834 shares of unvested restricted stock; and (iii) 569,012 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include (i) 359,692 shares of Common Stock issuable pursuant to stock options and deferred restricted stock units that are not exercisable within 60 days or (ii) 253,362 performance stock options and shares.

(6)	Consists of (i) 4,982 shares of Common Stock owned individually; and (ii) 802 shares of unvested restricted stock.

(7)	Consists of (i) 43,349 shares of Common Stock owned individually; (ii) 980 shares of unvested restricted stock; and (iii) 14,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(8)	Consists of (i) 1,789 shares of Common Stock owned individually: and (ii) 802 shares of unvested restricted stock.

(9)	Consists of (i) 1,776 shares of Common Stock owned individually: and (ii) 802 shares of unvested restricted stock.

(10)	Consists of (i) 33,678 shares of Common Stock owned individually; (ii) 802 shares of unvested restricted stock; and (iii) 14,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(11)	Consists of (i) 16,953 shares of Common Stock owned individually; (ii) 802 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(12)	Consists of (i) 30,333 shares of Common Stock owned individually; (ii) 802 shares of unvested restricted stock; and (iii) 14,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(13)	Consists of (i) 23,614 shares of Common Stock owned individually; (ii) 802 shares of unvested restricted stock; and (iii) 14,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(14)	Consists of (i) 2,429 shares of Common Stock owned individually; and (ii) 802 shares of unvested restricted stock.

(15)	Consists of (i) 10,454 shares of Common Stock; (ii) 2,718 shares of unvested restricted stock; and (iii) 44,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 30,067 restricted stock units that are unvested and deferred restricted stock units or (ii) 1,488 performance shares.

(16)	Consists of (i) 48,715 shares of Common Stock owned in joint tenancy with his spouse; (ii) 7,425 shares of unvested restricted stock; and (iii) 20,064 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 17,852 restricted stock units that are unvested or (ii) 4,464 performance shares.

(17)	Consists of (i) 994,433 shares of Common Stock; (ii) 46,175 shares of unvested restricted stock; and (iii) 695,911 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 27,497 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 380,114 restricted stock units that are unvested and deferred restricted stock units or (iii) 259,314 performance shares that are unvested.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 7, 2015.

Name	Age	Position
Richard M. McVey	55	Chief Executive Officer and Chairman of the Board of Directors
Antonio L. DeLise	53	Chief Financial Officer
Nicholas Themelis	51	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was the Company’s Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was the Company’s Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed-Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our pay for performance methodology, describes and analyzes our compensation programs and practices, and details the specific amounts of compensation paid for fiscal year 2014 to our named executive officers. Our named executive officers for fiscal year 2014 were Mr. McVey, our Chief Executive Officer (“CEO”) and Chairman of the Board, Mr. DeLise, our Chief Financial Officer (“CFO”), and Mr. Themelis, our Chief Information Officer (“CIO”, and collectively with the CEO and CFO, the “NEOs”).

Executive Summary

Compensation and Performance Highlights

The following chart provides a summary overview of NEO compensation in 2014, as well as key financial metrics used to determine such compensation. Further details, including components of compensation for each NEO, are provided in this CD&A.

	Key Financial Metrics
	2014	2013	Change
Revenues (millions)	$262.8	$238.7	10%
Operating Income (millions)	$118.5	$107.3	10%
Diluted EPS	$1.97	$1.81	9%
Year-End Stock Price	$71.71	$66.93	7%

	Base Salary			Total Cash Compensation			Total Direct Compensation
	2015	2014	Change	2014	2013	Change	2014	2013	Change
in ‘000’s
McVey, CEO	$500	$500	0%	$2,500	$2,450	2%	$6,700	$6,500	3%
DeLise, CFO	$300	$300	0%	$1,050	$1,000	5%	$1,550	$1,500	3%
Themelis, CIO	$300	$300	0%	$1,525	$1,500	2%	$2,425	$2,300	5%

2014 Performance

Highlights of our financial performance during 2014 as compared to 2013 (as adjusted for our divestiture of Greenline Financial Technologies, Inc. in October 2013), include the following:

•	Revenues: For the sixth consecutive year, annual revenues reached an all-time high, increasing 10% to $262.8 million, from $238.7 million in 2013.

•	Operating Income: Operating income reached a record high for the sixth consecutive year, increasing 10% from $107.3 million in 2013 to $118.5 million in 2014.

•	Earnings per share: Diluted earnings per share (“EPS”) increased 9% to an all-time high of $1.97 in 2014 from $1.81 in 2013.

•	Stock Price: The Company’s stock price closed at $71.71 at the end of 2014, an increase of 7% from $66.93 at year-end 2013.

•	Trading Volume: Total trading volume increased 10% to $767 billion in 2014 from $694 billion in 2013.

•	Market Share:

•

Our market share in U.S. high-grade corporate bonds grew from an estimated 13.8% of the total estimated U.S. high-grade corporate bond volume in 2013 to 14.5% in 2014 (as adjusted by the Company to provide a more accurate comparison to prior period reporting).

•

Full year estimated U.S. high-yield trading volume market share (as adjusted by the Company to provide a more accurate comparison to prior period reporting) increased to 6.2% in 2014 as compared to 5.2% for 2013.

•

Relative Performance vs. Peer Group: For 2014, we ranked second in three-year share growth in our Peer Group (see How We Determine Pay Levels — Peer Group below) (closing price of our stock on December 31, 2014 vs. December 31, 2011) and first in five-year share growth (December 31, 2014 vs. December 31, 2009).

Further, for 2014, amongst our Peer Group, we ranked:

•

second in three-year (December 31, 2014 compared to December 31, 2011) total shareholder return measured as share price increase plus dividends (“TSR”), and 8th in one year (December 31, 2014 versus December 31, 2013) TSR; and

•	sixth in total stockholder value created measured by the year-over-year increase in market capitalization, including dividends paid.

How 2014 Performance Affected Executive Compensation

•	The aggregate annual cash incentive payments to the NEOs increased by 3% to $3.975 million in 2014 from $3.85 million in 2013 (see Annual Variable Performance Awards Payable in Cash below).

•

The value of the equity awards granted to the NEOs for 2014 performance increased to $4.15 million from $3.9 million in 2013, resulting in aggregate Total Direct Compensation (“TDC”) for 2014 that was 4% higher than aggregate TDC in 2013 (see Total Direct Compensation below).

•

Despite record operating income that grew 10% compared to 2013, we did not meet our internal target operating income goal in 2014. Accordingly, performance shares granted for 2014 settled at 85% of the targeted award amounts (see Long-term Incentives — Equity-based Awards below).

Changes/Key Actions in 2014

In 2014, the following changes and key decisions with respect to our executive management and rewards architecture were implemented to assure that our executive compensation program continues to balance the reward and retention of our key executives with the short-term and long-term interests of our stockholders:

•

Annual Incentive Design — We continued to manage our profitability and increase operating margins by reducing the percentage of operating income allocated to the annual cash incentive performance awards payable to our employees (the “Bonus Accrual ”) (see Annual Variable Performance Awards Payable in Cash below).

•	Modifications to the Performance Incentive Plan —

•

Each year, we set a minimum Bonus Accrual for purposes of funding our annual incentive pool. In 2014, we reduced the minimum accrual rate of the Bonus Accrual under our 2009 Code Section 162(m) Executive Performance Incentive Plan (the “Performance Incentive Plan”), in which our CEO and CIO participate, to 14% vs. 15% in 2013.

•

In addition, in 2014, we implemented a variable (increasing) allocation rate to the Performance Incentive Plan based on financial performance. The maximum rate in 2014 was 17% of up to $28 million. This facilitates a level of pool funding sufficient to enable the Compensation Committee to appropriately reward the CEO and CIO in the event of superior performance (see Performance Incentive Plan below).

•

Increased Usage of Performance Shares for CEO – In 2014, we increased the minimum amount of performance shares for the CEO to 40% of his annual equity award, up from 35% in 2013 (see Flex Share Program below).

Actions in 2015

The following actions were taken with respect to executive compensation in 2015 prior to the filing of this Proxy Statement:

•

New Employment Agreement and Retention Equity Awards for CEO – In January 2015, we entered into a new 5-year employment agreement with our CEO (the “New CEO Agreement”). In connection with the New CEO Agreement, the CEO was awarded performance-based retention equity awards with an aggregate grant date value of $8 million (the “Retention Equity Award”). The value of the Retention Equity Award will be offset against the CEO’s compensation in equal installments beginning with his compensation for 2015 and the four following years. The Retention Equity Award vests concurrently with the 5-year term of the New CEO Agreement (See “New CEO Agreement” and “Use of Multi-Year Equity” below).

•	Structural Change in Performance Share Design – We adjusted the method for determining the percentage payout earned under performance shares as described below.

Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Stockholders, 96.6% of the votes cast on the non-binding advisory vote on executive compensation proposal were in favor of our NEO compensation as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders. In evaluating 2014 compensation for our NEOs, the Compensation Committee reviewed these final vote results and took into consideration the strong support of our stockholders for our compensation policies. Although it determined that no changes to our executive compensation policies were necessary, the Compensation Committee continues to review our NEO compensation program and the compensation goals set forth in the CD&A on an annual basis.

Overview of Compensation Objectives and Strategy for Our NEOs

Our NEO pay philosophy is tied to our belief that compensation should directly correlate with business results, including financial business results. Our executive compensation program is designed to attract, reward and retain the caliber of executives we need to ensure our continued growth and profitability. The program’s primary objectives are:

•	Alignment: align and reward Company and individual performance and decision-making with stockholder value creation while providing for prudent risk management;

•	Value Creation: drive long-term growth objectives, thereby creating long-term value for our stockholders; and

•

Cost-Effectiveness: provide rewards that are cost-efficient, equitable to both our NEOs and stockholders, and competitive with organizations that compete for executives with similar skill sets. This encourages high-potential individuals with significant and unique market experience to build a career at the Company.

We have certain unique operating characteristics that directly impact our compensation philosophy and the way we attract, reward and retain key management talent:

•

We are a hybrid financial technology company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to conceptualize, create, implement and deliver technology-driven market solutions. Accordingly, we compete with the financial services industry and the software development industry for executive talent. As a result of global market changes and regulatory reform (including recent regulatory changes under the Dodd-Frank Act in the U.S. and European Market Infrastructure Regulation (EMIR) and Markets in Financial Instruments Directive II (MiFID II)), there are more start-up initiatives trying to compete in our market, thereby increasing the demand for the expertise and skills of our NEOs.

•

We are a relatively flat organization with low overhead in support positions; therefore, our NEOs must have the ability and desire to manage tactical details and effectively communicate with and lead broad teams of employees across all levels of the organization.

•

We are unique in the financial technology market as no other publicly traded company solely and directly competes with us. Therefore, our NEOs must be innovative as they help set the Company’s direction and determine the role it plays in the financial markets.

In implementing the Company’s compensation programs and arriving at individual pay decisions, the Compensation Committee considers that other organizations (such as broker-dealers) may provide their executives with compensation components similar to ours, but within compensation structures that may be different than ours. These structures may provide their executives with earnings opportunities that exceed what we can afford to pay. For example, our emphasis on lower base salaries and greater performance-based incentives potentially results in other organizations offering higher base salaries than we do for similar skills. This can improve the consistency of pay realized by executives at companies with whom we compete for talent but differs from what our NEOs receive under our current program.

To assess the financial impact of our compensation programs, the Compensation Committee focuses on managing our aggregate compensation and benefits expense expressed as a percentage of our total annual revenues (“C&B Ratio”). The Compensation Committee believes that monitoring this measure improves our overall profitability (See discussion about C&B Ratio below in How We Determine Pay Levels) and provides a normalized efficiency measure by which we can compare our compensation structure to those maintained by our peers and other financial and technology industry companies.

We believe that continuity of the leadership team benefits the Company. As such, we promote long-term commitments from our NEOs. To support these objectives, we provide our NEOs with a mix of both short-term incentives (base salary and performance-based annual cash awards), long-term (three- to five-year) equity incentives, and where appropriate, contractual protection (which agreements may also contain provisions that support a long-term commitment to the Company). Ultimately, the value realized by our NEOs from our equity incentive awards depends on several factors: our financial performance and changes in our stock price, satisfaction of an award’s vesting schedule, and compliance with any on-going employment or post-termination covenants. Taken together, we believe these factors help create a comprehensive scheme that reinforces our long-term performance-based orientation.

Factors Determining Compensation

Role of the Compensation Committee

The compensation programs for our NEOs are administered by the Compensation Committee with assistance from management and our independent compensation advisors. The Compensation Committee reviews all components of remuneration and decides which elements of compensation, if any, should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. This approach supports our “pay for performance” culture and our intention to offer compensation that is highly correlated with each NEO’s individual responsibilities and performance, corporate financial performance and return for stockholders. The Compensation Committee:

•	has developed and continually reviews and revises our NEO compensation policies and benefits strategy and provides guidance for the implementation of those policies and strategies;

•	determines and recommends to the Board the amounts and elements of compensation for Mr. McVey; and

•	works closely with Mr. McVey in recommending to the Board the amounts and elements of compensation for our other NEOs.

The Compensation Committee’s function is more fully described in its Board-approved charter, which is available on our corporate website at www.marketaxess.com under the Investor Relations — Corporate Governance caption.

In performing its duties, the Compensation Committee:

•

annually reviews competitive compensation data, recent compensation trends and any other relevant market data obtained by its compensation consultant and considers the impact on our compensation architecture;

•	reviews all compensation, including equity holdings (both vested and unvested amounts) earned by each NEO;

•	consults with the compensation consultant regarding market data and the full Board regarding performance data when considering decisions concerning Mr. McVey’s compensation; and

•

considers the recommendations of Mr. McVey relating to performance and the recommendations of its compensation consultant relating to market data and compensation trends when considering decisions concerning the compensation of our other NEOs.

All compensation decisions related to cash incentives or equity grants for our NEOs are determined by the Compensation Committee and recommended to the Board for their approval.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee currently retains the services of Grahall LLC (“Grahall”) as its independent compensation consultant. In this capacity, Grahall reports directly to the Compensation Committee. During 2014, Grahall provided the following services with respect to NEO compensation:

•	Pay Analysis — Reviewed and benchmarked competitive market pay levels and conducted retention analyses with respect to 2014 compensation for our NEOs;

•	Proxy Disclosure — Assisted in the preparation of the Company’s CD&A included in the proxy statement for our 2014 Annual Meeting of Stockholders;

•	Share Ownership Guidelines — Assisted management and the Compensation Committee in the oversight of our ongoing share ownership guidelines applicable to our NEOs and members of the Board;

•

New CEO Agreement and Retention Equity Award — Provided assistance to the Compensation Committee regarding the structure of the New CEO Agreement which was entered into in January 2015. The consultant also helped the Compensation Committee evaluate and structure the Retention Equity Award granted to Mr. McVey in connection with the execution of the New CEO Agreement; and

•

General Advice/Compliance — Provided other compensation-related recommendations and performed other services, including providing advice regarding regulatory and advisory compliance issues, the design and management of our annual incentive plan, and the Company’s equity awards and usage of authorized shares ( i.e., “burn rate”), as well as an ongoing review and composition of our peer group (as discussed below in Peer Group).

Grahall also provided services during 2014 relating to the compensation of our directors as discussed above in Director Compensation.

The Compensation Committee has the sole authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

How We Determine Pay Levels

Peer Group

The Company uses peer group information to help set competitive market levels and structure for our NEOs. Because our closest competitors include private firms with unpublished compensation data, we rely on a broader base of financial services and technology companies to facilitate our review.

While they may differ from us in terms of size (whether measured by market capitalization or annual revenues) and core business (in that none provide the multi-dealer electronic trading platform for credit products that we provide), these companies are the closest matches available to us in terms of a comparable business model. Each provides technology solutions to the financial markets, and some provide electronic trading platforms similar to ours, albeit in other asset classes.

At the Compensation Committee’s direction, Grahall performs an ongoing review of the composition of our peer group. Factors include financial size, whether companies compete with us for customers, executives or other employee talent, and whether their business operations involve a similar asset class or product offering. Grahall considers a broad range of companies, including peers of peers included in industry research reports. Grahall also assesses and collects data on a broader group of companies in the financial services, IT services and software industries, based on relative revenue, market capitalization and operating income similarity.

After development of a list of companies, Grahall develops a subset of target peers and reviews public disclosure regarding the business model being pursued by each company. This allows us to assess alignment with our industry and our strategic approach.

Our peer group for the 2014 compensation period (“Peer Group”) was comprised of the following firms:

Peer	Description	Client Base	Products	Revenue	Operating Income	Market Cap(1)
				($ in millions)
MarketAxess Holdings Inc.	Electronic trading platform for the trading of corporate bonds and other fixed income products	Institutional	Fixed Income	$263	$119	$3,273
BGC Partners, Inc.	Provides brokerage services to the wholesale financial markets across a broad array of products via voice, hybrid, and fully- electronic solutions.	Institutional	Various	$1,778	-$9	$1,786
CBOE Holdings, Inc.	Operation of markets for the trading of listed options contracts as well as futures and options on futures products, integrating electronic trading with traditional trading.	Institutional	Listed options and futures	$617	$314	$4,786
Gain Capital Holdings	Global provider of on-line trading services specializing in foreign exchange, precious metals, and contracts-for-difference (“CFD”)	Institutional and Retail	FX, Metals, CFD	$370	$52	$401
GFI Group Inc.	Provides wholesale brokerage and clearing services, electronic execution and trading support products for global financial markets	Institutional	Various	$873	-$112	$750
Interactive Brokers	Automated global electronic broker and market maker specializing in routing orders, executing and processing trades in securities, futures, foreign exchange instruments, bonds, and mutual funds.	Institutional	Various	$1,116	$506	$1,922
Intercontinental Exchange, Inc.	Operator of global electronic futures exchanges, over-the-counter markets, derivatives clearing houses, and post-trade services.	Institutional	Various	$4,221	$1,448	$25,977
Investment Technology Group, Inc.	Independent research and execution broker providing institutional liquidity, execution services, analytical tools and proprietary research globally.	Institutional	Equities	$560	$67	$1,068
KCG Holdings, Inc.	Provides access to capital markets and elecronic agency-based trading across multiple asset classes to institutional clients and corporations	Institutional and Corporate	Various	$901	$85	$1,447

Peer	Description	Client Base	Products	Revenue	Operating Income	Market Cap(1)
				($ in millions)
MSCI, Inc.	Global provider of investment decision support tools and analytics across diverse markets, asset classes, geographies, and clients.	Various, including Institutional	Various	$997	$337	$6,925
SWS Group, Inc. (2)	Diversified financial services delivering investment banking, commercial banking, and related services to institutional, corporations and individuals. Also provides integrated trade execution, clearing and account processing services.	Various, including Institutional	Various	$311	-$6	N/A

(1) Market Cap as of April 8, 2015

(2) SWS Year-End: June 30, 2014

In April 2014, SWS Group, Inc. (“SWS”) agreed to merge with Hilltop Securities Holdings LLC, which merger was ultimately consummated on January 1, 2015. Accordingly, we have removed SWS from our peer group for 2015, as it no longer will be reporting compensation data.

Benchmarking – Importance and Process

Given our unique position in our industry, and the unique skill sets necessary for executives to succeed at the Company, we believe that reviewing benchmark data is a vital part of the process by which the Compensation Committee determines relevant pay ranges and TDC for our executives. Once the peer group review described above is completed, at the Compensation Committee’s direction, Grahall employs a benchmarking process tailored specifically to the Company pursuant to which it researches and assesses the financial performance (year-over-year growth) and pay practices of each of the following groups:

•	Our Peer Group, which for 2014 consisted of 10 financial services and financial technology companies;

•

14 financial services companies (4020 GICS classification from Standard & Poor’s) designated solely by Institutional Shareholder Services, an independent proxy advisory firm, as our peer group for the 2014 compensation period (the composition of which may vary on an annual basis);

•	A broader group of financial services companies, categorized by industry:

•	Capital Markets

•	Diversified Financials

•	Consumer Finance; and

•	A broader group of technology companies, categorized by industry:

•	Software & Services

•	IT Services

Financial parameters used by Grahall to develop the two broader groups generally range from +/- 2.5 times the Company’s most recent annual revenues and +/- 5 times the Company’s market capitalization. The composition of each of these groups (excluding the Peer Group) will likely change over time even if our methodology remains consistent because the Company’s and the subject companies’ annual revenues and market capitalizations will invariably change relative to one another.

Data from each of these sources is used to refine our calibration of market pay for our NEOs and compares market pay of similar positions as well as positions where the incumbents’ skillsets and experiences are similar to those of our NEOs. Grahall uses statistical modeling to help insure internal consistency among positions.

This proxy research is further augmented with multiple sources of applicable financial services and financial technology survey data to validate compensation levels and practices and to compare our compensation architecture to these different groups and the general market. Grahall uses this aggregate information to prepare its recommended pay ranges and presents them to the Compensation Committee for its consideration and approval. To minimize the impact of year-to-year data volatility, Grahall aggregates data from this process over multiple years (with an emphasis on the most recent periods).

As in previous years, for 2014, Grahall worked with the CEO and our other managers to gather pertinent Company information, including employee and officer lists, corporate financial performance and the budget for equity grant expense. This enabled Grahall to help design compensation programs appropriate for our size, financial performance and strategic objectives. Additionally, through our formal semi-annual planning, goal-setting and feedback process, the CEO provides the Compensation Committee with performance feedback for each NEO, other than himself. The Compensation Committee then determines target individual pay ranges for each NEO based on corporate financial performance; the NEO’s role, responsibilities, expertise, institutional knowledge and individual performance; the NEO’s contribution to, and achievement of, corporate strategic goals and financial performance; and the level of competition that exists within the market for a given position. As these factors change over time, the Compensation Committee uses its judgment (with Grahall’s assistance) rather than relying on numerical or fixed formulas to weigh these items consistently from year to year.

Use of C&B Ratio

In determining incentive pay ranges for our NEOs, the Compensation Committee also assesses the impact of the proposals on our targeted C&B Ratio. The Compensation Committee believes focusing on the C&B Ratio is both appropriate and typical in the financial services industry, as it provides a highly relevant and normalized data point regarding the efficiency of our compensation programs both year-to-year and on a comparative basis versus our peers or other companies in our industry. Since the NEOs’ annual incentive payments are a component of aggregate compensation expense, the Compensation Committee may reduce the NEOs’ incentives to reduce the C&B Ratio to meet our internal target. Given our focus on improving operating margins and stockholder returns, the Compensation Committee has and will continue to manage the C&B Ratio. Since 2012, our C&B Ratio has been below 30%, which the Compensation Committee believes is an appropriate target given our revenues and employee base.

After consideration of all the foregoing factors, the Compensation Committee determines each NEO’s TDC level within the appropriate range. The Compensation Committee then determines an ideal “pay mix” — the relative amount of TDC for each NEO that should be delivered as base salary, annual cash incentives and long-term equity incentive awards — and calibrates our annual flex share equity awards for each NEO in accordance with that analysis.

Performance Evaluations

Mr. McVey — CEO

In assessing Mr. McVey’s performance, the Compensation Committee credited him with:

•

Leading the Company’s achievement of record financial performance, including trading volume, market share, revenues and operating income, and continued outperformance of most peers in long term stockholder returns;

•

Continuing to develop new and innovative trading protocols to address liquidity challenges in credit markets caused by financial market regulatory reform, most notably in Europe as a result of the upcoming changes related to MiFID II;

•	Managing the negotiations that culminated in the development of a strategic alliance with BlackRock Aladdin in Europe;

•	Leading the Company’s strategy discussions with the Board, and leading the execution of that strategy with the Global Management Team; and

•	Actively promoting the Company’s strategy and capabilities through senior investor and dealer relationship management, meetings with regulators, industry conferences and trade associations.

Mr. DeLise — CFO

In determining Mr. DeLise’s 2014 incentive compensation, the Compensation Committee and Mr. McVey focused on our corporate financial performance and credited him with:

•

Working closely with our business executives and the Board in developing and executing immediate and long-term strategic decisions, including new products, product pricing and capital management decisions;

•

Implementing continued improvements in our internal and external financial reporting, which resulted in more detailed and accurate forecasts and shorter timetables required for regulatory reporting, especially within our European operations;

•	Continued optimization of the Company’s tax structure, including an update of the Company’s transfer pricing processes; and

•

Further strengthening the Company’s investor relations program and relationship with sell-side analysts and stockholders through targeted outreach and clear messaging, which improves transparency to our stockholders.

Mr. Themelis — CIO

Mr. Themelis and his team are instrumental to our revenue generation efforts in that they provide unique, stable, world-class technology to the credit markets. In this capacity during 2014, he was credited with:

•	Maintaining a highly stable and reliable trading application while deploying six major releases;

•	Leading the Product Management Team in identifying and prioritizing technology enhancements and consistently delivering these enhancements on schedule;

•

Delivering new products and web applications, including Axess 50, a new BondTicker dashboard, and iShares ETF web pages, as well as augmenting and enhancing our integration with Blackrock’s Aladdin platform for our Open Trading initiatives;

•	Effective collaboration with the Risk Committee of the Board in planning and implementing a strategic roadmap to manage technology risk and cyber security; and

•	Active involvement in the running of the day-to-day business for U.S. traded products which delivered a record revenue year for our core U.S. business.

Pay for Performance Alignment — Realized Compensation

To assess our pay-for-performance alignment, the Compensation Committee and Grahall reviewed all compensation realized (“Realized Compensation”) by Mr. McVey relative to our TSR for the three-year period ended December 31, 2013 (the most recent period for which peer compensation data is available at the time of filing this proxy statement) against our peer group. For purposes of this review, Realized Compensation was determined by adding the following elements together:

•	Sum of three years’ base salary;

•	Sum of three years’ actual annual incentive payments;

•	Intrinsic (“in-the-money”) value of stock options awarded during the three year period (using December 31, 2013 closing price);

•	Value of three years’ restricted stock awards updated for December 31, 2013 closing price;

•	Sum of all performance awards made during the three year period as settled (not target); and

•	Any other payments or form of wealth received by the executive as reported in the compensation table for the applicable three-year period.

The Company believes the structure of our program — which minimizes fixed costs and emphasizes appropriate performance leverage — has fairly and competitively compensated our NEOs (including our CEO) for our above market performance realized during this time period, and exhibited strong and stockholder-favorable alignment. The graph below compares the three-year Realized Compensation and the Company’s TSR against our current peers for this period on a percentile basis. Alignment is defined as relative pay and relative performance percentiles being within 25 percentile points of each other. The graph reflects three different zones as defined below.

The charts below compare Mr. McVey’s TDC (base salary attributed to each fiscal year, cash and equity award value granted at the end of the same fiscal year, and annual value of any multi-year/retention grants still outstanding at the end of the fiscal year) to the Company’s stock price appreciation and in the context of the Company’s performance versus various indices for the five-year period ended December 31, 2014, and against operating income for the same five-year period:

Mr. McVey’s TDC (using multi-year annualization of retention awards) has totaled $4.695 million in 2009, $5.09 million in 2010, $6.087 million in 2011, $6.0 million in 2012, $6.5 million in 2013, and $6.7 million in 2014. As illustrated in the graphs, during this 5-year period, the CEO’s TDC has increased 42.7% while operating income has increased 400% and TSR has increased 550%. These figures differ from those shown in the Summary Compensation Table in Executive Compensation, as that table reflects the full grant date value of the retention award received by Mr. McVey in 2011, as required by the SEC. The Compensation Committee uses these internal figures to assess Mr. McVey’s, as well as the other NEOs’, pay levels from year to year as it believes they provide a more accurate illustration of pay levels than the figures required to be disclosed pursuant to applicable SEC rules in the Summary Compensation Table.

Tally Sheets

The Compensation Committee uses “tally sheets” to review compensation levels for the NEOs on an annual basis. Designed by Grahall and maintained by management, tally sheets summarize historical compensation, equity holdings and realized value for each NEO, as well as applicable company performance. Because the Company does not have any extensive retirement benefits, perquisites or other elaborate compensation programs, the primary benefit of using tally sheets are to provide historical perspective for each NEO regarding the elements of pay and equity holdings which facilitate analysis of wealth opportunity and wealth realization. The Compensation Committee and Grahall also use tally sheets to conduct sensitivity analysis regarding each NEO’s forfeitable (due to vesting and/or clawback rights) and non-forfeitable equity at different stock prices to help facilitate our retention efforts. In this way, the Compensation Committee’s decisions reflect a more informed perspective regarding prior equity grants and incentive opportunities and consider the retention value of all existing awards as a whole. For further discussion of our equity-based awards, see Long-term Incentives — Equity-based Awards below.

Details of the Company’s Compensation Structure for our NEOs

Pay Elements — Overview

We utilize four main components of compensation for our NEOs:

•	Base salary — that reflects compensation for the NEO’s role and responsibilities, experience, expertise and individual performance; but which we target below market median for NEOs;

•	Annual cash incentives — to reward attainment of annual corporate financial goals and individual performance, and which fluctuate upward or downward, as appropriate, based on actual individual and corporate performance, but within a framework that discourages excessive risk taking by limiting maximum award opportunities;

•	Equity incentives — designed to retain NEOs and tie NEO compensation to long-term stockholder value creation; and

•	Other benefits that are provided to all the Company’s employees, including healthcare, life insurance, retirement savings plans and disability plans.

Though our plan architecture may vary with respect to pay level and/or fixed-to-variable pay leverage, the individual pay elements we use to compensate our NEOs are generally similar to the compensation composition used by our peers (see How We Determine Pay Levels above). Our pay structure differs from peers as we have not followed the trend of adjusting base salary upwards to match increases witnessed in the broker-dealer community or the higher base salaries typical of the technology development market. However, we believe our total compensation program is competitive and that our program’s elements and leverage characteristics have allowed us to attract and retain executive talent from the broker-dealer and software development markets, while maintaining appropriate cost control.

The New CEO Agreement with Mr. McVey continues to provide for the same payments and benefits upon certain terminations of his employment or a change in control of the Company as his prior employment agreement. The New CEO Agreement also continues the same covenants which restrict his behavior during and after his employment with us.

Our other NEOs do not have separate employment agreements. However, they are eligible for severance in the event of certain terminations of their employment under our Severance Pay Plan. See Executive Compensation — Employment agreements and severance arrangements with our NEOs and Executive Compensation — Potential termination or change in control payments and benefits for additional details.

Pay Mix

While lower variability in compensation through higher relative base salaries may reduce risk-taking, we believe that the perceived benefits of higher base salaries must be balanced against appropriate levels of variable compensation which helps facilitate the achievement of our growth objectives. The Compensation Committee believes performance awards motivate our NEOs and promotes decision-making that is aligned with our stockholders’ interests. A lower base of fixed costs (including base salary) allows us to better manage expenses (by minimizing benefits costs) which helps improve profitability. We also believe that our program design (including the Flex Share program discussed below) provides balance among pay components that helps mitigate incentives to focus on short-term results that could result in increased or inappropriate risk (see Compensation Risk Assessment below). An overview of the elements of pay provided to each NEO for fiscal year 2014 can be found below.

In 2014, all NEOs received over 30% of their compensation value in equity, which was intended to align each NEO’s interests with that of our stockholders. As CEO, Mr. McVey receives the highest percentage of TDC (61%) in the form of equity compensation. Given Mr. McVey’s current share ownership in Company stock, other pay components and our strategic initiatives, the Compensation Committee believes that Mr. McVey’s high percentage of TDC in the form of equity is both appropriate and desirable to further the alignment between him and the Company’s shareholders. See Long-term Incentives — Equity-based Awards below for a discussion about the goals of our long-term compensation programs.

Pay Elements — Details

Base Salary

Consistent with our compensation policy to carefully manage fixed expenses, we avoid automatic annual salary increases, and target our NEOs’ base salaries significantly below applicable median base pay levels. We believe this improves cost control, as lower base salaries enable us to better manage fixed compensation costs, reduce benefits costs and increase our emphasis on variable pay, which improves alignment between compensation and financial performance. Accordingly, the Compensation Committee believes that keeping base salaries below market median reinforces our pay-for-performance philosophy.

While our NEO’s base salaries fell slightly below the 25th percentile in 2014, we determined not to adjust the base salaries for the NEOs in 2014. Instead, we provided them with the opportunity for higher compensation through improved variable and long-term incentive opportunities as described below.

Annual Variable Performance Awards Payable in Cash

We maintain two annual cash incentive performance award plans. Messrs. McVey and Themelis, whose compensation is subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and associated tax exclusions (see Impact of Tax Accounting below), participate in the Performance Incentive Plan, which is structured in a manner intended to satisfy the requirements for awarding “performance-based compensation” under Code Section 162(m). As our CFO, Mr. DeLise’s compensation is not subject to Code Section 162(m) and, therefore, Mr. DeLise participates in the general employee annual cash incentive pool adopted under our 2009 Employee Performance Incentive Plan (the “Employee Incentive Plan”). The Employee Incentive Plan is substantially similar to the Performance Incentive Plan other than with respect to meeting Code Section 162(m) requirements.

Employee Incentive Plan

For the purposes of funding the Bonus Accrual for the 2014 performance year, the Compensation Committee set an accrual rate based on our annual pre-tax operating income goal (determined on a pre-incentive basis, before interest income, interest expense and effects of financing activities) (“Adjusted Operating Income”) determined as follows:

Level of 2014 Adjusted Operating Income	Accrual Rate

Below $0	0.0%

Up to and including $150.71 million (“Target Adjusted Operating Income”)	16.66%

Amounts between Target Adjusted Operating Income up to and including 110% of Target Adjusted Operating Income	16.66%

Amounts greater than 110% of Target Adjusted Operating Income up to and including 120% of Target Adjusted Operating Income	16.16%

Amounts greater than 120% of Target Adjusted Operating Income up to and including 130% of Target Adjusted Operating Income	15.16%

Amounts greater than 130% of Target Adjusted Operating Income	14.16%

The Compensation Committee retains discretionary authority to reduce the Bonus Accrual and, as discussed below, did so for 2014.

The accrual rate of 16.66% for the 2014 Bonus Accrual at Target Adjusted Operating Income was lower than the accrual rate of 17.24% of our target adjusted operating income level in 2013. This change supports the Compensation Committee’s long-term objective to improve operating margins by reducing the C&B Ratio as the Company grows its revenues and profits. The targeted 2014 Bonus Accrual was determined based on our target financial plan, staffing plans and the aggregate amount needed to compensate employees at competitive levels.

For 2014, the Company achieved Adjusted Operating Income of $140.8 million, which was 6% lower than Target Adjusted Operating Income. After reviewing financial performance, market data, and staffing levels, and to meet C&B Ratio goals, the Compensation Committee exercised downward discretion and slightly reduced the accrual rate for the 2014 Bonus Accrual from 16.66% to 16.59% of our Adjusted Operating Income, or approximately $23.4 million.

We believe that the Bonus Accrual method strengthens the link to corporate financial performance and further ties NEO and employee compensation to our financial results, while delivering an increasing amount of profits from financial outperformance to our stockholders. We believe that our approach to determining the annual Bonus Accrual creates a fair balance among (a) creating appropriate annual performance incentives to retain and reward high performers, (b) expense management, since any incremental cash incentive expense is a direct result of incremental financial out-performance, thereby helping us to meet our ongoing objective of reducing our C&B Ratio, and (c) risk management, where payout percentages decrease when there is over-achievement against target performance, thereby creating less additional incentive to make short-term decisions for short-term profit. Given that the Compensation Committee has the authority to reduce the Bonus Accrual and apply negative discretion to reduce final payouts under the Performance Incentive Plan, in 2014, as in prior years, there were no minimum (guaranteed) accruals. Furthermore, given the direct relationship between Adjusted Operating Income and the Bonus Accrual, the Company must be profitable for there to be a Bonus Accrual for a performance year.

For the 2014 performance year, the cash incentive pool under the Employee Incentive Plan (the “Employee Incentive Pool”) (in which Mr. DeLise participates) was equal to the 2014 Bonus Accrual less any amount of the 2014 Bonus Accrual allocated to, and paid under, the Performance Incentive Plan, as discussed below. Incentives awarded from the Employee Incentive Pool are entirely discretionary and take into consideration the employees’ roles, responsibilities and performance, as well as the overall performance of their respective work units or departments. The Compensation Committee, with input from Mr. McVey, awarded Mr. DeLise his discretionary annual incentive payment under the Employee Incentive Plan for 2014, as disclosed below.

Performance Incentive Plan — 2014

The Compensation Committee set the minimum incentive pool allocation for 2014 under the Performance Incentive Plan, in which Messrs. McVey and Themelis were the only participants (the “Executive Incentive Pool”), at an amount equal to 14.0% of the 2014 Bonus Accrual, resulting in a minimum allocation to the Executive Incentive Pool at Target Adjusted Operating Income of $3.5 million at target. The allocation percentage was down from a minimum allocation of 15.0% of the Bonus Accrual for 2013, which reflected the Compensation Committee’s desire to reduce our C&B Ratio. As was the case in 2013, 62.0% of the Executive Incentive Pool was allocated to the CEO and 38.0% was allocated to the CIO. The Compensation Committee believes this distribution was appropriate based on benchmark data and internal pay considerations.

The Compensation Committee believes that the allocation process for the Executive Incentive Pool was appropriate based upon the individual and aggregate data it had reviewed and internal pay level considerations. The actual payout under the Executive Incentive Pool that could be awarded to each of Mr. McVey or Mr. Themelis was subject to the Compensation Committee’s right to exercise downward discretion, thereby potentially reducing the actual amount paid to each NEO. The amount allocated to the Executive Incentive Pool that was not paid was reallocated to the Employee Incentive Pool.

The Compensation Committee set a maximum allocation to the Executive Incentive Pool equal to 17.0% of the 2014 Bonus Accrual, up to a maximum 2014 Bonus Accrual of $28 million, or $4.76 million. If the 2014 Bonus Accrual exceeded $28 million, no portion of that additional accrual could be allocated to the 2014 Executive Incentive Pool. The allocation rate of the 2014 Bonus Accrual for the 2014 Executive Incentive Pool between the minimum (14.0%) and the maximum (17.0%) was interpolated between results. At the maximum allocation, the maximum awards available to Messrs. McVey and Themelis from the Executive Incentive Pool were approximately $2.95 million and $1.81 million, respectively.

As discussed in conjunction with the Bonus Accrual, given the direct relationship between Adjusted Operating Income and the Executive Incentive Pool, the Company must be profitable for there to be an accrual under the Executive Incentive Pool for a performance year.

The Compensation Committee believes that limiting cash incentives as a result of the changes to the accrual methodology for the Employee Incentive Pool and the Executive Incentive Pool are consistent with the goal of motivating plan participants without encouraging excessive risk-taking. We believe that our NEOs will be appropriately rewarded by short-term incentives and motivated to adopt a long-term perspective that aligns with their equity holdings and with our stockholders’ outlook. The Compensation Committee reviews the NEO incentive compensation program design annually, and may change it at any time.

Based on 2014 financial results, the actual funding of the Executive Incentive Pool was 14.0% of the 2014 Bonus Accrual, or $3.25 million, which resulted in an available allocation of $2.015 million for Mr. McVey and $1.235 for Mr. Themelis. The Compensation Committee exercised downward discretion and awarded Messrs. McVey and Themelis $2.0 million and $1.225 million, respectively.

The table below shows the calculations of the 2014 Incentive Program and the amounts paid to each NEO:

Calendar Year 2014	Financial Results
(‘000’s)
Revenues	$262,774
Operating Income (before taxes)	$118,536
Adjusted Operating Income	$140,844
Bonus Accrual Percentage	16.59%
Bonus Accrual	$23,359
Executive Incentive Pool Allocation	14.00%
Incentive Pool	$3,270

Executive Incentive Pool Allocations	Percentage Allocated	Amount Payable Based on Results	Actual Amount Paid
		(‘000’s)	(‘000’s)
McVey, CEO	62%	$2,015	$2,000
Themelis, CIO	38%	$1,235	$1,225
Total		$3,250	$3,225

Mr. DeLise was paid a discretionary annual incentive of $750,000 from the Employee Incentive Pool based on his performance and contributions as previously discussed.

Set forth below is a comparison of the 2014 and 2013 performance awards paid to all NEOs as well as certain financial metrics.

Financial Comparison	2013 Actual	2014 Actual	Year-over-Year Percentage Change
	(‘000’s)	(‘000’s)
Operating Income (before taxes)	$107,280	$118,536	10.5%
Diluted EPS	$1.81	$1.97	8.8%

Incentive Payments	2013 Actual	2014 Actual	Percentage Change
	(‘000’s)	(‘000’s)
McVey, CEO	$1,950	$2,000	2.6%
DeLise, CFO	$700	$750	7.1%
Themelis, CIO	$1,200	$1,225	2.1%

Employee Incentive Plan – 2015

For the purposes of funding the Bonus Accrual for the 2015 performance year, the Compensation Committee set an accrual rate based on our annual pre-tax operating income goal of 16.06% at or below target. Any incremental pre-tax operating income above the target is accrued at a declining rate: 14% above target but below 110% of plan, 12% at 110% of plan but below 120% of plan, and 10% at 120% or more of plan.

Performance Incentive Plan — 2015

For 2015, the Compensation Committee has adopted an allocation methodology under the Performance Incentive Plan for Messrs. McVey and Themelis that replicates the Executive Incentive Pool for 2014. Under the 2015 Executive Incentive Pool, the allocation of the Bonus Accrual at Target Adjusted Operating Income would result in an Executive Incentive Pool of $3.598 million, while the maximum allocation to the Executive Incentive Pool is $5.389 million. Regardless of the actual amount allocated for 2015, the Compensation Committee retains downward discretion.

Long-term Incentives — Equity-based Awards

The Compensation Committee regularly evaluates the use of equity-based awards and intends to continue to use such awards as part of designing and administering the Company’s compensation program. Equity awards have traditionally been granted to our NEOs at the time of hire (“new hire” awards), annually (as part of our on-going compensation scheme), and upon contract renewal. The Compensation Committee believes that delivering an appropriate portion of an executive’s equity as a multi-year equity award (at employment commencement, upon a contract renewal, or for retention purposes) can be an effective method of providing an executive with significant additional incentives. Moreover, in anticipation of an increasing share price, this structure can also reduce the equity expense incurred by the Company over the multi-year period relative to similar awards made on an annual basis.

With respect to annual awards, our policy is to grant all awards on January 15 (or the preceding business day if January 15 is not a business day). This helps to ensure that the timing of any option grants and the setting of the exercise price, which is the closing price per share of our Common Stock on the NASDAQ Stock Market on the date of grant (“Stock Price”), will not be subject to manipulation.

The value of the annual equity awards to each NEO and grants to new executive officers is approved by the Compensation Committee prior to grant and is part of the process in determining TDC for each NEO. The amount awarded is based upon market data, the Company’s desire to maintain appropriate upside leverage in our annual incentive program while managing risk, share ownership guidelines, and our desire to retain our NEOs.

The average closing price of our Common Stock for the ten business days leading up to and including January 15 (or the preceding business day if January 15 is not a business day) is used to convert the compensation equity value to shares. This average pricing methodology is intended to smooth out any significant swings in the Stock Price during the first business days of the new year.

In January 2014, for performance during 2013, our NEOs were awarded equity-based awards in the form of performance shares with a one year performance period, as described below, that are settled in restricted stock with a two-year post-settlement vesting period, and restricted stock units (“RSUs”) with a three year vesting period that are settled in shares of our common stock. The awards serve as a long-term reward and retention tool, helping to balance short-term cash incentive payments. Equity awards increase retention of key executives because a NEO only profits if he continues employment with the Company and satisfies the award’s applicable vesting period. Ultimately, the executive maximizes the value realized from the award when the Company’s share price increases and loses relative value when the Company’s share price declines, providing alignment with the Company’s stockholders.

For Mr. McVey, the value of equity awards granted in 2014 was determined after considering an average annualized value of $1.25 million that reflected a portion of the $5 million retention grant made to him in January 2011 in consideration for his entering into a new employment agreement in January 2011. This award was designed to provide incentive and retention value over a four-year period. Similarly, for Mr. DeLise, the value of his award in 2014 was determined after considering an annualized value of $200,000, which reflected the $1 million retention grant made to him in January 2012 which was designed to provide incentive and retention value over a five-year period.

Flex Share Program

Equity awards are made pursuant to our “Flex Share” program that permits our NEOs to have input into the composition of their equity compensation, subject to a general framework and limitations imposed by the

Compensation Committee. The Compensation Committee believes that the Flex Share program allows the Company to deliver more individualized awards with greater perceived value to the NEOs without incurring additional expense or accounting cost to the Company. In 2014, for performance year 2013, minimums for annual grants were set at 35% for performance awards for the CFO and CIO, and 40% for the CEO. Of the remainder of the annual award (after the performance award allocation), 50% was awarded in the form of RSUs. NEOs then had the option to receive the balance of their award in performance shares, RSUs or stock options (for 2014, at a ratio of one RSU to 1.97 stock options, based upon the relative accounting cost of each award component on the award date). All NEOs elected to receive the balance of their Flex Share awards as RSUs.

RSU settlement may be deferred at the NEO’s election, which provides an added benefit of allowing the NEO to maintain additional upside leverage in our shares of Common Stock through delayed taxation. Generally, deferring RSUs has no impact on an RSU’s vesting schedule, except that the initial vesting date for an RSU deferred in the year of grant must occur at least 13 months after the grant date in accordance with Section 409A of the Code. For the 2014 RSU grant, Messrs. McVey and DeLise elected to defer the settlement of their full awards.

For the performance share awards granted in January 2014, the award agreements provide for the grant of a target number of performance shares (further detailed below) that are earned based on the Company’s level of achievement of the Board-approved pre-tax operating income plan target in fiscal year 2014 of $125.85 million (before interest income, interest expense, effects of financing activities and expenses incurred in connection with the grant of all performance share awards for performance in 2014). For each performance share earned (possible outcomes ranging from 0% to 150% of target), a participant receives one share of restricted stock that vests in equal 50% installments on January 31st of each the second and third years following the original performance share grant date. Certain portions of the performance shares or the restricted stock may also vest upon certain terminations of a participant’s employment, or after the occurrence of a qualifying change in control.

An aggregate of 23,370 performance shares were granted to the NEOs at target in January 2014. The actual amount that could be earned was based on the level of our achievement of the performance goal during 2014, as follows:

Achievement (percentage of target pre-tax operating income)	Below Threshold (Under 80%)	Threshold (80%+)	Target (100%)	Maximum (130%+)
Payout (percentage of shares)	0%	50%	100%	150%

Payout results are interpolated on a straight-line basis between actual performance and target performance and maximum payouts are capped at 150% of target. If the minimum threshold performance level is not achieved, no portion of the performance share awards will be earned.

For calendar year 2014, the Company’s operating income was $118.262 million, or 94% of the target of $125.85 million. Accordingly, the performance awards settled at 85% achievement. This resulted in the conversion of the performance awards to an aggregate 19,865 shares of restricted stock awarded to the NEOs (see table below). These shares will vest in two equal annual installments on January 31, 2016 and January 31, 2017.

The table below provides a summary of the equity awards granted to the NEOs in January 2014 in respect to the 2013 performance period and the subsequent settlement of those grants based on 2014 performance:

	Total Value Granted	Percentage Allocated as RSUs	RSUs Granted on Jan 15, 2014	Percentage Allocated as Performance Shares	Performance Units Granted on Jan 15, 2014	Value on the Date of Grant (1)	Settlement of Performance Shares on Feb 20, 2015	Value of Grant on Date of Settlement (2)
	(‘000’s)					(‘000’s)		(‘000’s)
McVey, CEO	$2,800	60%	26,087	40%	17,392	$1,097	14,783	$1,167
DeLise, CFO	$300	65%	3,028	35%	1,630	$103	1,386	$109
Themelis, CIO	$800	65%	8,075	35%	4,348	$274	3,696	$292
Total			37,190		23,370	$1,474	19,865	$1,569

(1)	Based on the closing price on January 15, 2014 (Grant Date) of $63.07

(2)	Based on the closing price on February 20, 2015 (Settlement Date) of $78.97

The difference in value and amount of performance shares targeted on the grant date and awarded on the settlement date illustrates the link between variable pay and performance as well as the link between performance and share price. For more information regarding the specific equity awards that were granted to the NEOs in fiscal year 2014, see below under Grants of plan-based awards. The Compensation Committee will continue to evaluate the mix of performance shares, RSUs, stock options and other stock-based awards to align rewards for personal performance with stockholder value creation.

2015 Grants for 2014 Performance

In determining the NEOs’ 2015 annual awards for 2014 performance, the value of Mr. McVey’s annual equity award was determined after taking into account one-fourth (or $1.25 million) of the $5 million retention grant made to him in January 2011 in consideration for his entering into a new employment agreement in 2011. For Mr. DeLise, the value of his annual equity award granted in 2014 was determined after taking into account one-fifth (or $200,000) of the $1 million retention grant made to him in January 2012.

For 2015, the performance share minimums under the Flex Share program were set at 40% for the CEO and 35% for other NEOs, and 50% of the award value for RSUs. NEOs could also have chosen to receive the balance of their award in performance shares, RSUs or stock options (at a ratio of one RSU to 1.89 stock options). The CFO and CIO elected to be awarded 35% of their award as performance shares, with the balance received as RSUs and the CEO elected 40% of his award as performance shares, with the balance received as RSUs.

Under the Flex Share program, our NEOs received the following annual equity awards on January 15, 2015:

	Total Value Granted	Percentage Allocated as RSUs	RSUs Granted on Jan 15, 2015	Percentage Allocated as Performance Shares	Performance Units Granted on Jan 15, 2015
	(‘000’s)
McVey, CEO	$2,950	60%	25,084	40%	16,722
DeLise, CFO	$300	65%	2,763	35%	1,488
Themelis, CIO	$900	65%	8,290	35%	4,464
Total			36,137		22,674

The awards above do not include the Retention Equity Award granted to Mr. McVey in connection with entering into a new employment agreement in 2015. See, “CEO Employment Agreement — Retention Equity Award” below.

New Performance Share Methodology for 2015

As stated above, the size of the performance award granted each year is primarily a function of each NEO’s performance for that year. Additionally, once awarded, the actual number of shares earned are a function of the Company’s financial performance over the fiscal year following the grant. As a result, the Company’s financial performance in the year following the grant can have a significant impact on the ultimate value of the award to each NEO. In an effort to ameliorate minor changes in performance on a year-over-year basis, for performance year 2015, the Compensation Committee changed the payout methodology and scale of the 2015 performance share program. A target range of pre-tax operating income (as defined below) was set, whereby any result within that range would result in 100% payout of the performance shares. For purposes of the Flex Share program, pre-tax operating income excludes interest income, interest expense, effects of foreign currency transaction gains and losses, effects of financing activities and expenses incurred in connection with the grant of all performance share awards for performance in 2015. The 2015 program pays out a maximum amount of 150% of the awarded shares if the high end of the target range is exceeded by at least 15%. The 2015 program results in the forfeiture of all shares if the Company does not achieve at least 85% of the low end of the target range.

2015 Operating Income Goal	Performance Share Payout
Below 85% of low end of target range	0.0%
85% of low end of target range	50.0%
Target range	100.0%
115% of high end of target range and above	150.0%

Payout results that are above the minimum threshold and below the maximum payout level are interpolated on a straight-line basis.

Total Direct Compensation (TDC)

In recognition of the Company’s results and individual performance, the NEOs’ TDC levels for 2014 increased over 2013 levels. A summary of the mix of 2014 TDC, financial results and market data follows:

Financial Comparison	2013 Actual	2014 Actual	Year-over-Year Percentage Change
	(‘000’s)	(‘000’s)
Operating Income (before taxes)	$107,280	$118,536	10.5%
Diluted EPS	$1.81	$1.97	8.8%

	Base Salary		Bonus	Total Cash		Equity		TDC
	Actual	Market Positioning	Actual	Actual	Market Positioning	Equity Value Granted (1)	Residual Multi- Year Value (2)	2014	Market Positioning	2013	Change 2014 vs. 2013
	(‘000’s)		(‘000’s)	(‘000’s)		(‘000’s)	(‘000’s)	(‘000’s)		(‘000’s)

McVey, CEO	$500	Below 25th	$2,000	$2,500	At 75th	$2,950	$1,250	$6,700	At 75th	$6,500	3%
DeLise, CFO	$300	Below 25th	$750	$1,050	Between Median and 75th	$300	$200	$1,550	Between Median and 75th	$1,500	3%
Themelis, CIO	$300	Below 25th	$1,225	$1,525	Above 75th	$900	$0	$2,425	At 75th	$2,300	5%
Total	$1,100		$3,975	$5,075		$4,150	$1,450	$10,675		$10,300

(1)	Represents equity value granted on January 15, 2015 for 2014 performance

(2)	See discussion in regards to CEO and CFO retention awards granted in January 2011 and January 2012, respectively

When making compensation determinations for our NEOs, the Compensation Committee considered that the Company delivered record revenues, operating income and EPS for the sixth consecutive year, the Company’s consistent outperformance of its peers in many financial metrics, and the lower rate of increase in year-over-year compensation of the NEOs compared to the year-over-year increase in the Company’s revenues and operating income.

CEO Employment Agreement

In January 2015, the employment agreement for our CEO reached the end of its initial 4-year term (subject to automatic one-year extensions) and the $5 million equity award which accompanied that agreement in 2011 will be fully vested in January 2016. The Compensation Committee reviewed the CEO’s long-term performance, and determined that it was in the best interest of the Company and our stockholders to continue to retain the CEO and to enter into the New CEO Agreement with Mr. McVey which provides for a 5 year term commencing in January 2015.

In connection with the execution of the New CEO Agreement, the Compensation Committee determined to award Mr. McVey the Retention Equity Award with a grant date value of $8 million. The Retention Equity Award is comprised of premium priced options and performance shares. Importantly, neither component of the Retention Equity Award will have value until the Company’s share price meets or exceeds 25% growth over the price of the Company’s stock on the award date (an estimated increase of $670 million in market capitalization).

Use of Multi-Year Awards

The Company’s Historic Use of Multi-Year Awards

The Company has enjoyed significant benefits from, and strongly believes in the retention and incentive value created by, front-loaded equity awards, provided that such awards are appropriately structured. The Company believes that the Retention Equity Award follows this philosophy by offering strong additional incentives without creating excessive risk within the overall compensation framework under which our CEO is compensated.

In making the Retention Equity Award, the Compensation Committee noted that previous multi-year awards made to the CEO in 2006 and 2011 have yielded high ratios of realized compensation to compensation expense. This has benefited both the CEO and the Company’s shareholders. The Compensation Committee also noted that, as of the date of the Retention Equity Award, the Company’s share price has grown more than 500% since the first front-loaded equity award was granted to the CEO in 2006.

2015 Award Differs From Previous Awards

The Retention Equity Award granted to the CEO in 2015 contains some key structural performance enhancements from the prior retention awards made to the CEO in 2006 and 2011, which each contained a significant portion of restricted shares. The 2006 award was made entirely in restricted shares, while the 2011 award was 50% restricted shares and 50% stock options with an exercise price equal to the fair market value of the Company’s stock on the date of grant.

To maximize its performance impact, the 2015 Retention Equity Award is comprised of two separate performance components: (i) $6 million in performance shares (which settle in stock subject to performance over the vesting period indicated below), and (ii) $2 million in performance options with an exercise price of $88.25, representing 125% of the fair market value of the Company’s stock on the grant date ($70.60) (“Premium Options”). Each of these components may be earned and vest in accordance with the schedules below.

Performance Shares
Price Target / FMV Premium	Performance Shares Earned (1)	Vesting (Years from Grant)
$95.31 (135% FMV)	70,927	50% each Year 4 & 5
$105.90 (150% FMV)	21,492	50% each Year 4 & 5
$116.90 (165% FMV)	24,240	50% each Year 4 & 5

(1)	“Performance Shares Earned” represent incremental shares of the Company’s stock earned upon achievement of the indicated share price targets, subject to vesting schedule indicated.

To satisfy the share price conditions, the Company’s average share price over any 10 consecutive trading days during the 5-year performance period (“Performance Period”) must meet or exceed the price target. In addition, in the event that the price targets have not been satisfied at the conclusion of the Performance Period, the CEO shall receive 50% of the target shares (35,963) if an average price of $88.25 (125% FMV) was achieved over any 10 consecutive trading days during the Performance Period.

The Premium Options have an exercise price of $88.25, which is 125% of the grant date fair market value of the Company’s stock of $70.60, and thus have no value until the Company’s share price exceeds that amount. The Premium Options vest in 3 tranches as follows:

Premium Options
Vesting Date	Options Vested
January 15, 2018	39,933
January 15, 2019	39,972
January 15, 2020	40,076

The term to exercise all vested Premium Options expires July 15, 2020.

Impact of 2015 Retention Equity Award on CEO Compensation

The 2015 Retention Equity Award is intended to cover a 5-year period. Accordingly, $1.6 million will be allocated to the CEO’s Total Direct Compensation by the Compensation Committee for each of 2015 and the following four annual compensation periods. In addition, because the Retention Equity Award is comprised solely of performance shares and the Premium Options, the Compensation Committee estimates that it will materially change the pay mix for the CEO during this period, as this allocation will effectively reduce the amount of restricted shares the CEO would otherwise receive under our Flex Share program.

Stock Ownership Guidelines

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, we maintain stock ownership guidelines for our NEOs that were last revised on April 14, 2015. Generally, under the guidelines, Mr. McVey is required to own not less than a number of shares of Common Stock equal in value to six times his base salary using a value of the average price of the Common Stock for the ten days up to and including April 14, 2015, which was $86.20 per share. The other NEOs are required to own not less than three times their base salary as in effect on such date. Newly-appointed NEOs will be subject to the same guidelines and will be required to be in compliance within five years of commencement of service. Under our ownership guidelines, shares purchased and held beneficially, vested and unvested RSUs and restricted shares and settled performance shares count toward the minimum ownership requirement. Vested and unvested options and unsettled performance shares are not counted toward the ownership requirement. Compliance with the stock ownership guidelines is reviewed by our Board’s Nominating and Corporate Governance Committee (the “Governance Committee”) every year or more often at the discretion of the Board or Governance Committee. All of our NEOs are currently in compliance with the guidelines.

Incentive Compensation Claw-Back

We maintain a claw-back provision that allows the Company to recoup all or part of the year-end incentive compensation paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31st of the respective performance year. The claw-back is structured so that funds that were accrued under the Employee Incentive Pool or 2014 Incentive Program as a result of a misstatement of financial results may be recaptured by the Company. In addition, included in Mr. McVey’s employment agreement is our right to recapture all compensation paid, whether in the form of cash, Common Stock or any other form of property, to the extent required by Dodd-Frank and the Remuneration Code published by the U.K. Financial Conduct Authority.

Prohibition of Employee Hedging

NEOs and all other employees are prohibited from using the Company’s stock for hedging purposes. The most readily available and complete hedge is shorting the stock, which is expressly prohibited under the Company’s Insider Trading Policy. All employees (including NEOs) are subject to this policy.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S., key benefits include paid vacation, premiums paid for life insurance and short-term and long-term disability policies, a matching contribution to the NEO’s 401(k) plan account, and the payment of 75% of the NEO’s healthcare premiums in fiscal year 2014. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations in which we operate, including Europe and Asia.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive awards based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and Change in Control Arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We entered into an employment agreement with Mr. McVey that provides for severance payments and benefits in the event of the termination of his employment under certain circumstances. In addition, the terms of our annual equity grant award agreements with Mr. McVey provide for accelerated vesting of his equity awards in the event of termination of his employment under certain circumstances or upon a change in control of the Company. While retention grants also accelerate upon certain terminations of employment after a qualifying change in control event, accelerated vesting is limited to 24 months, as the Compensation Committee did not feel it necessary to provide full acceleration of the retention grants. The other NEOs are entitled to severance payments and benefits in the event of termination of their employment under certain circumstances pursuant to the terms of the MarketAxess Severance Pay Plan.

While Mr. McVey’s employment agreement is designed to protect him in the event of a change in control, it does not provide for “single-trigger” protection, nor does the Company provide any 280G protection or “gross-up” for excise taxes that may be imposed under Code Section 4999. The agreement does provide that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. Unlike a “gross-up”, this provision allows the executive to maximize their total severance payments without the Company incurring any additional expense.

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, RSUs and performance shares, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. Exceptions include qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Compensation Committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the

Board of Directors:

John Steinhardt — Chair

Steven L. Begleiter

Ronald M. Hersch

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Our independent compensation consultant, Grahall, annually reviews and presents compensation recommendations for our NEOs and certain other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by Mr. McVey (excluding for himself), in conjunction with Grahall, for our senior management team. In 2014, in addition to providing market data for our NEOs, Grahall provided market data for the following positions comprising the senior management team (each, a “Senior Manager” and collectively “Senior Management”):

•	General Counsel

•	Head of Human Resources

•	Credit and Risk Officer

•	Global Head of Sales

•	Head of Marketing and Communications

•	Product Manager, Open Trading

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for Senior Management are reviewed by the Compensation Committee and factor into the Compensation Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than Mr. McVey). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•

Use of long-term incentives — A meaningful portion of the equity compensation received by our NEOs and Senior Managers vests over a three-year or longer period. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance that decreases our stock price negatively impacts the senior management team and our stockholders alike.

•

Detrimental Activity Clause — Each equity award made by the Company is done so pursuant to a written agreement that contains a clause prohibiting certain activities that are detrimental to the Company. Pursuant to this clause, detrimental activity by an equity award recipient can result in the Company’s enforcement of a claw-back of equity granted to that employee.

•

Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our stock, and when the stock price declines, executives will lose value as stockholders do. As a significant portion of each NEO’s compensation is awarded in equity, we believe the stock ownership guidelines motivate the NEOs to align personal performance and decision-making with stockholder value creation and improvement of our financial results on a long-term basis. Other Senior Managers generally have the same portion of TDC allocated to equity as the NEOs.

•

Performance shares — To realize value on any grant of performance shares, Senior Managers and NEOs must satisfy performance criteria after the award is made and then hold the performance shares until they are fully vested. 50% of the shares ultimately earned are not available until the second anniversary of the grant date and the other 50% of the shares ultimately earned are not available until the third anniversary of the grant date (in each case, absent a termination event after a qualifying change in control). This additional holding period requires NEOs and Senior Managers to remain employed with the Company and exposes the shares to additional market risk during the holding period, thus aligning their interests with those of our stockholders.

•

Claw-backs for restatements — We maintain a claw-back policy regarding cash incentives for our NEOs that provides that if our financial results were restated within 12 months of December 31st of the respective performance year — whether through mistake or wrongdoing — the Company has the legal right to recapture an appropriate portion of any bonuses paid. This claw-back policy was based upon, but exceeded the requirements of, the model presented in the Sarbanes Oxley Act of 2002. In addition, Mr. McVey’s employment agreement includes the Company’s right to recapture all compensation paid to him, whether in the form of cash, the Company’s Common Stock or any other form of property, as required by Dodd-Frank and the Remuneration Code published by the Financial Conduct Authority.

•

Limited maximum opportunity — Additionally, our annual incentive pool for NEOs subject to Section 162(m) is capped and we have implemented a decreasing accrual rate for the incentive pool and our Employee Plan. This reduces the likelihood of the NEOs and Senior Managers taking unnecessary risk for short-term gains.

Other Employees

Our senior management team regularly reviews our compensation practices to determine whether they create appropriate incentives for our broader employee base and do not motivate imprudent risk taking. In addition, our internal Risk Committee, chaired by our Chief Risk Officer and guided by the Risk Committee of the Board, is comprised of department heads and other managers and assesses our business strategies and plans to insure that the appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing significant risks. The Risk Committee regularly prepares updates and reports for both the Risk and Audit Committees of the Board and the full Board.

Conclusion

Based on our internal analysis and the controls that are in place, the Compensation Committee, the internal Risk Committee and the Risk and Audit Committees of the Board believe that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during fiscal years 2012, 2013 and 2014 by our (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) Chief Information Officer. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
Richard M. McVey	2014	500,000	—	2,742,221	—	2,000,000	108,616	5,350,837
Chief Executive Officer	2013	500,000	—	2,484,383	—	1,950,000	114,967	4,941,383
	2012	500,000	—	2,351,000	—	1,800,000	536,236	4,658,000
Antonio L. DeLise	2014	300,000	—	293,780	—	750,000	26,247	1,370,027
Chief Financial Officer	2013	300,000	—	253,515	—	700,000	25,286	1,260,515
	2012	300,000	—	1,145,875	—	650,000	103,105	2,102,875
Nicholas Themelis	2014	300,000	—	783,519	—	1,225,000	26,297	2,334,816
Chief Information Officer	2013	300,000	—	709,813	—	1,200,000	26,329	2,216,813
	2012	300,000	—	505,149	—	1,100,000	95,168	1,912,149

(1)	The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2012, 2013 and 2014, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers.

(2)	These amounts represent amounts earned under the Performance Incentive Plan with respect to Messrs. McVey and Themelis and under the Employee Plan with respect to Mr. DeLise.

(3)	These amounts represent employer matching contributions to the Company’s 401(k) defined contribution plan of $7,000 to each NEO for each year reported, and dividends credited in each year reported on unvested restricted stock and unvested deferred and non-deferred restricted stock units.

Grants of plan-based awards

The following table summarizes the grants of performance shares, performance awards and restricted stock units we made to the named executive officers in 2014, as well as potential payouts pursuant to certain performance-based compensation arrangements. There can be no assurance that the grant date fair value of stock awards will ever be realized.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. McVey	1/15/2014	1/15/2014	1,827,834	—	—	—	—	—	—	—
	1/15/2014	1/15/2014	—	—	—	—	26,087	—	—	1,645,307
	1/15/2014	1/15/2014	—	8,696	17,392	26,088	—	—	—	1,096,913
Antonio L. DeLise (5)	1/15/2014	1/15/2014	—	—	—	—	3,028	—	—	190,976
	1/15/2014	1/15/2014	—	815	1,630	2,445	—	—	—	102,804
Nicholas Themelis	1/15/2014	1/15/2014	1,120,286	—	—	—	—	—	—	—
	1/15/2014	1/15/2014	—	—	—	—	8,075	—	—	509,290
	1/15/2014	1/15/2014	—	2,174	4,348	6,522	—	—	—	274,228

(1)	Represents the grant of a cash incentive award pursuant to the Performance Incentive Plan for the 2014 performance period. As such awards do not have a threshold or maximum payout, the amounts disclosed in the table reflect the amounts that would have been payable to Messrs. McVey and Themelis if the award had been in effect during the 2013 performance period.

(2)	Reflects the number of performance shares that would vest based on the level of achievement by the Company of pre-tax operating income targets for the 2014 calendar year performance period. For each performance share earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share, subject to the participant’s continued service. For 2014, the pay-out achievement of the performance shares was 85% of target.

(3)	Reflects restricted stock units that will vest in three equal annual installments beginning on the first anniversary date of the grant, subject to the participant’s continued service.

(4)	The value of a performance share or restricted stock unit is based on the fair value of such award, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015.

(5)	Mr. DeLise was eligible for a cash incentive under our Employee Plan for the 2014 performance period. As discussed in the CD&A, the amount of any such award was discretionary and therefore no amount is disclosed in the table. Refer to the Summary Compensation table above for the award amount.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options and shares of restricted stock and restricted stock units that had not vested and related information for each of our named executive officers as of December 31, 2014. The market value of restricted stock awards and restricted stock units is based on the closing price of the Company’s Common Stock on December 31, 2014 of $71.71.

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard M. McVey		89,540	—	12.96	1/12/2017
		287,000	—	10.93	1/15/2018
		137,480	82,489	21.56	1/19/2020
	(3)					12,107	868,193
	(3)					16,206	1,162,132
	(4)					44,837	3,215,261
	(5)					29,623	2,124,265
	(6)					26,100	1,871,631
	(7)					26,087	1,870,699
Antonio L. DeLise		44,000	—	9.95	8/1/2016
	(3)					789	56,579
	(3)					1,058	75,869
	(5)					3,023	216,779
	(6)					2,663	190,964
	(7)					3,028	217,138
	(8)					19,512	1,399,206
Nicholas Themelis		8,646	—	11.18	1/9/2016
		1,403	—	12.96	1/12/2017
		35,850	—	10.93	1/15/2018
	(3)					2,632	188,740.72
	(3)					3,524	252,706.04
	(5)					8,464	606,953
	(6)					7,457	534,741
	(7)					8,075	579,058

(1)	54,992 of the “unexercisable” stock options shown for Mr. McVey vested on January 15, 2015 and the remaining stock options will vest on January 15, 2016, subject to his continued employment through the vesting date. The stock options will also vest and become exercisable in the event of certain terminations of his employment. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)	Each share of restricted stock and each restricted stock unit represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Generally, vesting is subject to the NEOs continued employment through the vesting date, except that shares of restricted stock and restricted stock units will vest in the event of certain terminations of employment and in certain circumstances may vest upon a change in control. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(3)	These restricted shares and restricted stock units became fully vested on January 15, 2015.

(4)	29,891 restricted stock units vested on January 15, 2015 and 14,946 will vest on January 15, 2016.

(5)	For Mr. McVey, 14,811 restricted stock units vested on January 15, 2015, and 14,812 units will vest on January 15, 2016. For Mr. DeLise, 1,511 restricted stock units vested on January 15, 2015, and 1,512 units will vest on January 15, 2016. For Mr. Themelis, 4,232 restricted stock units vested on January 15, 2015, and 4,232 units will vest on January 15, 2016.

(6)	For Mr. McVey, 13,049 restricted shares vested on January 15, 2015, and 13,051 shares will vest on January 15, 2016. For Mr. DeLise, 1,331 restricted shares vested on January 15, 2015, and 1,332 shares will vest on January 15, 2016. For Mr. Themelis, 3,728 shares vested on January 15, 2015, and 3,729 shares will vest on January 15, 2016.

(7)	For Mr. McVey, 8,869 restricted stock units vested on February 15, 2015, 8609 will vest each on January 31, 2016 and 2017. For Mr. DeLise, 1,029 restricted stock units vested on February 15, 2015, 999 will vest on January 31, 2016 and 1,000 will vest on January 31, 2017. For Mr. Themelis, 2,745 restricted stock units vested on January 31, 2015, 2,665 will vest each on January 31, 2016 and 2017.

(8)	6,504 restricted stock units vested on January 15, 2015 and 6,504 units will vest each on January 15, 2016 and 2017.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard M. McVey	42,960	2,164,999	117,009	7,328,487
Antonio L. DeLise	6,000	374,100	16,473	1,038,952
Nicholas Themelis	2,538	128,093	22,551	1,422,292

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.

(2)	Value realized represents the market value on the date of vesting.

Nonqualified Deferred Compensation

The following table sets forth information with respect to vested RSUs held by Messrs. McVey and DeLise as of December 31, 2014, for which they have elected to defer the delivery of the underlying shares until the earlier of (i) separation of service (within the meaning of Code Section 409A), subject to the six-month delay required under Code Section 409A, (ii) a change of control of the Company and (iii) the calendar year in which the fifth anniversary following vesting occurs for all awards except for Mr. McVey’s grant in January 2013, for which the shares will be delivered in the calendar year in which the seventh anniversary following vesting occurs. All NEOs were eligible to elect to defer the settlement of the RSUs awarded in whole or in part (see Long-term incentives — Equity-based Awards above).

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Richard M. McVey	5,414,623	—	1,406,417	—	14,227,428
Antonio L. DeLise	212,453	—	47,804	—	485,263
Nicholas Themelis	—	—	—	—	—

(1)	For Mr. McVey, reflects the market value of the Common Stock underlying 68,525 RSUs that vested on January 15, 2014 and 15,259 RSUs that vested on February 15, 2014 based on the closing price of our Common Stock on such dates of $63.07 and $59.71, respectively. In addition, it includes the value as of such dates of amounts accrued and unpaid under dividend equivalent rights in 2011, 2012, and 2013, respectively, which amounts are equal to any ordinary cash dividends paid the holders of our Common Stock in 2011, 2012 and 2013. Such amounts will be paid at the same time the applicable RSU is paid. The amount reported as “Executive Contributions” is not reflected in the Summary Compensation Table for fiscal 2014 as such RSUs were granted in fiscal 2011, 2012 and 2013 and are reflected in the “Stock Awards” column of the Summary Compensation Table for such year.

For Mr. DeLise, reflects the market value of Common Stock underlying 3,252 RSUs that vested on January 15, 2014 based on the closing price of our Common Stock on such date of $63.07. In addition, it includes the value as of such date of amounts accrued and unpaid under dividend equivalent rights in 2012 and 2013, which amounts are equal to any ordinary cash dividends paid the holders of our Common Stock in 2012 and 2013. Such amounts will be paid at the same time the applicable RSU is paid. The amount reported as “Executive Contributions” is not reflected in the Summary Compensation Table for fiscal 2014 as such RSUs were granted in fiscal 2012 and are reflected in the “Stock Awards” column of the Summary Compensation Table for such year.

(2)	Aggregate Earnings with respect to vested and undelivered RSUs includes changes in the market value of the shares of Common Stock underlying the RSUs based on the difference of the closing price of our Common Stock on December 31, 2014 of $71.71 and the closing price at the time of vesting (see (1) above) and the value of amounts accrued under a dividend equivalent right in 2014 that were unpaid as of December 31, 2014, which amounts are equal to any ordinary cash dividends paid the holders of our Common Stock in 2014. Such amounts will be paid at the same time the applicable RSU is paid. Additionally, Aggregate Earnings include the difference in value of shares of Common Stock underlying the RSUs deferred in 2011 for Mr. McVey and in 2012 for Messrs. McVey and DeLise at Fiscal Year End 2014 versus Fiscal Year End 2013 as well as the value of accrued but unpaid dividend equivalents. These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)	The vested and undelivered RSUs were previously reported in the “Stock Awards” column of the Summary Compensation Table for fiscal years 2012 and 2013, in accordance with SEC rules. The value of the Aggregate Balance at Last Fiscal Year End for the RSUs was determined by adding all Executive Contributions for Fiscal Year-End 2014 to any Aggregate Earnings for Fiscal Year 2014 and the Aggregate Balance at Last Fiscal Year-End as previously reported for year-end 2013 ($7,406,388 for McVey and $225,006 for Mr. DeLise).

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

On January 19, 2011, effective February 1, 2011, Mr. McVey and the Company entered into an amended and restated employment agreement (the “2011 CEO Employment Agreement”) providing for an initial four-year term with successive one-year automatic renewals unless either party elected not to extend the term at least 90 days prior to the last day of the term. The 2011 CEO Employment Agreement reached the end of its initial term in 2015, and the 4-year annualization period for the $5 million equity award which accompanied that agreement in 2011 was concluded. The Compensation Committee reviewed the CEO’s long-term performance, and determined to enter into the New CEO Agreement with Mr. McVey (see CEO Employment Agreement in the CD&A).

The 2011 CEO Employment Agreement provided that Mr. McVey would be employed by us as Chief Executive Officer and Chairman of the Board of Directors, and his employment may have been terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the 2011 CEO Employment Agreement was $500,000 per year.

Under the 2011 CEO Employment Agreement, Mr. McVey was eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as was in effect from time to time and was entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with other senior management of the Company.

The 2011 CEO Employment Agreement provided for severance payments and benefits (subject to Mr. McVey’s execution of a waiver and general release) if Mr. McVey’s employment was terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

The 2011 CEO Employment Agreement provided that any award gains and annual incentive awards received by Mr. McVey are subject to potential claw-back under policies adopted by the Company to comply with applicable law, rules or other regulatory requirements.

For purposes of the 2011 CEO Employment Agreement, “Cause” generally meant Mr. McVey’s:

•	willful misconduct or gross negligence in the performance of his duties;

•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates, or any felony; or

•	material breach of his employment agreement or any other material written agreement with us.

For purposes of the 2011 CEO Employment Agreement, “Good Reason” generally meant:

•

Mr. McVey’s no longer holding the title of Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•

a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position (other than as a result of his ceasing to be a director);

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•

our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

For purposes of the 2011 CEO Employment Agreement, “Change in Control” generally meant:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•

a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•

our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•

our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

The New CEO Agreement was entered into between the Company and Mr. McVey on January 15, 2015, and superseded and replaced the 2011 CEO Employment Agreement. The New CEO Employment Agreement provides for substantially the same terms as the 2011 CEO Employment Agreement except as follows:

•

the New CEO Employment Agreement provides for a 5 year term commencing on January 15, 2015, with automatic 1-year renewals at the end of the term unless either party provides at least 90 days’ notice of non-renewal;

•	Mr. McVey’s minimum rate of base salary will be $500,000 per year to reflect the increase approved by the Compensation Committee of the Board in 2012; and

•	Mr. McVey will be required to provide at least 60 days’ notice of his resignation without Good Reason (as defined in the New CEO Employment Agreement).

Severance Pay Plan

Messrs. DeLise and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. The Severance Plan provides for up to 24 weeks of continued base salary and continued healthcare coverage based on the number of years of an employee’s consecutive service with us prior to termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

As of December 31, 2014, the following executives were entitled to the severance payments if terminated by the Company without Cause:

Executive	Years of Service	Severance Entitlement*
DeLise	8	24 weeks
Themelis	10	24 weeks

*	Represents continued base salary and healthcare coverage

Proprietary Information and Non-Competition Agreements

Each of the NEOs has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO, and six months thereafter for the CFO and CIO, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our nonclerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Potential termination or change in control payments and benefits

Mr. McVey is entitled to certain payments and benefits pursuant to his employment agreement and other agreements entered into between us and him upon a termination of his employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. Themelis and DeLise do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2014. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2014 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $71.71, the closing price on December 31, 2014. In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the NEOs for 2014, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

Payments and Benefits for Mr. McVey

	Base Salary (1)($)	Bonus(2) ($)	Health Benefits(3) ($)	Restricted Stock Acceleration(4) ($)	Performance Award Acceleration(5) ($)	Stock Option Acceleration(6) ($)	Restricted Stock Unit Acceleration(7)(8) ($)	Payment Reduction(9) ($)	Total ($)
Termination Without Cause or for Good Reason Outside a Change in Control Protection Period (“CCPP”)	1,000,000	3,833,333	36,653	1,369,948	—	2,757,849	2,143,484	—	11,141,267
Termination Without Cause, for Good Reason, Death or by the Company due to Disability, during a CCPP, but prior to a Change in Control	1,000,000	3,833,333	36,653	1,369,948	1,060,089	4,136,823	3,215,261	—	14,652,108
Termination Without Cause, for Good Reason, Death or by the Company due to Disability, upon or within 18 months following a Change in Control	1,000,000	3,833,333	36,653	2,739,824	1,060,089	4,136,823	6,501,659	—	19,308,382
Award is not continued, assumed or has no new rights substituted upon a Change in Control (no termination)	—	—	—	2,739,824	1,060,089	—	6,501,659	—	10,301,572
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death, or by the Company due to Disability, outside of CCPP	500,000	1,916,667	24,435	2,739,824	530,080	2,068,437	6,764,763	—	14,544,206

(1)	The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 24 months following termination if (i) his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his death, his voluntary resignation without Good Reason (including due to his providing a notice of non-extension of the term of the agreement at least 90 days prior to the end of the term (a “Non-Extension Notice”)), due to our providing a Non-Extension Notice, or by us as a result of his having a disability or for Cause (an “Enhanced Non-Change in Control Termination”), or (ii) he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason (including due to his providing a Non-Extension Notice), or by us for Cause, in any case, within three months prior to a “change in control event” within the meaning of Section 409A of the Code, or within 18 months after a Change in Control as defined in the agreement (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”).

The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 12 months following termination if his employment is terminated outside of a Change in Control Protection Period due to his death, due to our providing a Non-Extension Notice, or by us as a result of his having a disability (a “Standard Non-Change in Control Termination”).

(2)	The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to two times his average annual cash bonus for the three years prior to termination (payable in 24 equal monthly installments) in the event of an Enhanced Non-Change in Control Termination or a Change in Control Termination.

The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments) in the event of a Standard Non-Change in Control Termination.

(3)	The CEO Employment Agreement provides that we will pay the cost of continuation health coverage for up to 18 months following an Enhanced Non-Change in Control Termination or a Change in Control Termination.

The CEO Employment Agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Standard Non-Change in Control Termination.

(4)	Pursuant to the Performance Share Agreements between us and Mr. McVey dated February 15, 2012 and January 15, 2013:

•	all unvested shares of restricted stock granted to Mr. McVey upon settlement of his performance shares (the “McVey Settlement Shares”) will fully vest upon his death or disability;

•	in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested McVey Settlement Shares will fully vest; and

•

in the event of a Change in Control within three months following Mr. McVey’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McVey Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested McVey Settlement Shares will fully vest. The table above assumes that the McVey Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Award Agreement between us and Mr. McVey dated January 15, 2014:

•

in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2015) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date; and

•

the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McVey the number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)	Pursuant to the Stock Option Agreement between us and Mr. McVey dated January 19, 2011:

•	in the event of termination of employment due to death or disability, 50% of the unvested portion of the option will become fully vested and exercisable;

•

in the event of termination of employment without Cause or for Good Reason, (i) outside of a CCPP, any portion of the option that would have become vested in the 12-month period following such termination will become fully vested and exercisable and (ii) during a CCPP, any portion of the option that would have become vested in the 24-month period following such termination will become fully vested and exercisable; and

•

in the event of termination of employment as a result of our providing a Non-Extension Notice under his employment agreement, the unvested portion of the option will continue to vest following such termination as if such termination had not occurred.

(7)	If, prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. McVey under the Restricted Stock Unit Agreements between us and him dated January 13, 2012 and January 15, 2013 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. McVey will vest. All of the unvested shares of restricted stock units will vest upon his death or disability.

(8)	Pursuant to the Restricted Stock Unit Agreement between us and Mr. McVey dated January 19, 2011:

•	in the event of termination of employment due to death or disability, 50% of the unvested RSUs will become immediately vested;

•

in the event of termination of employment without Cause or for Good Reason, (i) outside of a CCPP, any portion of the RSUs that would have become vested in the 12-month period following such termination will become immediately vested and (ii) during a CCPP, any portion of the RSUs that would have become vested in the 24-month period following such termination will become immediately vested; and

•

in the event of termination of employment as a result of our providing a Non-Extension Notice under his employment agreement, the unvested portion of the RSUs will continue to vest following such termination as if such termination had not occurred.

(9)	Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. DeLise

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3) ($)	Performance Share Acceleration(4) ($)	Restricted Stock Unit Acceleration(5) ($)	Total ($)
Termination Without Cause	138,462	15,739	—	—	—	154,201
Termination Without Cause within 24 months following a Change in Control	138,462	15,739	247,543	99,390	1,691,854	2,192,988
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	247,543	99,390	1,691,854	2,038,787
Death/Disability	—	—	123,771	49,695	954,496	1,127,962

(1)	In accordance with the Severance Plan, Mr. DeLise is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. DeLise is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Performance Share Agreements between us and Mr. DeLise dated January 13, 2012 and January 15, 2013:

•	50% of the unvested shares of restricted stock granted to Mr. DeLise upon settlement of his performance shares (the “DeLise Settlement Shares”) will fully vest upon his death or disability; and

•

in the event of a termination without Cause within 24 months following a Change in Control, or if, prior to a Change in Control, it is determined that the DeLise Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested DeLise Settlement Shares will fully vest. The table above assumes that the DeLise Settlement Shares would have become fully vested upon a Change in Control.

(4)	Pursuant to the Performance Share Agreement between us and Mr. DeLise dated January 15, 2014, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2015) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. DeLise the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control based on actual performance.

(5)	If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. DeLise under the Restricted Stock Unit Agreements between us and him dated January 13, 2012 and January 15, 2013 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. DeLise will vest. Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

Payments and Benefits for Mr. Themelis

	Base Salary(1) ($)	Health Benefits(2) ($)	Restricted Stock Acceleration(3)(4) ($)	Performance Share Acceleration(5) ($)	Restricted Stock Unit Acceleration(6) ($)	Total ($)
Termination Without Cause	138,462	15,739	—	—	—	154,201
Termination Without Cause within 24 months following a Change in Control	138,462	15,739	723,482	265,040	1,438,718	2,581,441
Award is not continued, assumed or has no new rights substituted up on a Change in Control	—	—	723,482	265,040	1,438,718	2,427,240
Death/Disability	—	—	361,741	132,520	719,359	1,213,620

(1)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Performance Share Agreements between us and Mr. Themelis dated February 15, 2012 and January 15, 2013:

•	50% of the unvested shares of restricted stock granted to Mr. Themelis upon settlement of his performance shares (the “Themelis Settlement Shares”) will fully vest upon his death or disability; and

•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Themelis Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested Themelis Settlement Shares will fully vest. The table above assumes that the Themelis Settlement Shares would have become fully vested upon a Change in Control.

(4)	Pursuant to the Performance Award Agreement between us and Mr. Themelis dated January 15, 2014, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2014) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Themelis the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(5)	If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. Themelis under the Restricted Stock Unit Agreements between us and him dated January 13, 2012, January 15, 2013, and January 15, 2014 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. Themelis will vest. Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. We review relationships and transactions in which the Company and our related parties or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Transactions with our 5% Stockholders

Each of the 5% stockholders that are listed above under Security Ownership of Certain Beneficial Owners and Management or their affiliated entities is a party to a user agreement or dealer agreement that governs their access to, and activity on, our electronic trading platform. These agreements were each entered into in the normal course of business and provide for the fees and expenses to be paid by such entities for the use of the platform.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2014 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except that Mr. Themelis, Mr. DeLise and Mr. McVey each inadvertently filed one Form 4 report containing two transactions late.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2016 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2016 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 25, 2015. In addition, under the Company’s bylaws, any proposal for consideration at the 2016 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 25, 2015 and the close of business on December 25, 2015 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

MARKETAXESS HOLDINGS INC. 299 PARK AVENUE NEW YORK, NY 10171 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 1a. Richard M. McVey 0 0 0 1b. Steven L. Begleiter 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1c. Stephen P. Casper 0 0 0 2. To ratify the appointment of 0 0 0 PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm 1d. Jane Chwick 0 0 0 for the year ending December 31, 2015. 1e. William F. Cruger 0 0 0 3. To approve, on an advisory basis, the 0 0 0 compensation of the Company’s named executive officers as disclosed in the 2015 Proxy 1f. David G. Gomach 0 0 0 Statement. 1g. Carlos M. Hernandez 0 0 0 NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE 1h. Ronald M. Hersch 0 0 0 AND FOR PROPOSALS 2 AND 3, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT 1i. John Steinhardt 0 0 0 ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW—NO BOXES NEED BE 1j. James J. Sullivan 0 0 0 CHECKED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000246133_1 R1.0.0.51160

2015 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC. June 4, 2015 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . MARKETAXESS HOLDINGS INC. The undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Scott Pintoff, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 4, 2015, or at any postponement or adjournment thereof. You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. . 51160 . 0 . 0 R1 _ 2 0000246133 Continued and to be signed on reverse side